Filed pursuant to Rule 424(b)(3)
Registration No. 333-202409

Pricing Supplement

(To prospectus supplement dated March 11, 2016 and prospectus dated February 5, 2016)

Offering of 1,803,359,338 Rights for up to 1,262,351,531 Ordinary Shares

Subscription Price: €2.20 per Ordinary Share

ArcelorMittal granted non-statutory preferential subscription rights (the “Rights”) to holders of its existing ordinary shares to subscribe for an aggregate of up to 1,262,351,531 newly-issued ordinary shares (“New Shares”). The exercise of 10 Rights entitled the exercising holder to subscribe for 7 New Shares against payment of a subscription price of €2.20 per New Share (the “Subscription Price”). In addition, each holder that subscribed for at least 7 New Shares under its primary subscription right pursuant to its Rights had the right to submit a request to subscribe at the Subscription Price for additional New Shares, to the extent any New Shares remained that were not otherwise subscribed for pursuant to the exercise of Rights (the “Oversubscription Privilege”).

In the Rights offering, an aggregate of 1,229,905,208 New Shares was subscribed for under the primary subscription rights pursuant to the Rights against payment of the Subscription Price. In addition, an aggregate of 372,398,986 New Shares was requested pursuant to the Oversubscription Privilege, of which 32,446,323 New Shares will be allocated on a pro rata basis to holders exercising the Oversubscription Privilege in the manner described in the accompanying prospectus supplement.

Pursuant to the underwriting agreement, the underwriters (as defined in the accompanying prospectus supplement) agreed on a several basis, on the terms and subject to the conditions set forth therein, to underwrite their relevant proportion of any New Shares (other than New Shares subscribed pursuant to the commitment by two entities held by Mittal Family trusts to fully exercise the Rights allocated to them) that were not subscribed in the Rights offering, including pursuant to the Oversubscription Privilege, and to market such New Shares to potential investors. Because all New Shares were fully subscribed pursuant to the Rights, including pursuant to the Oversubscription Privilege, the underwriters were not required to underwrite any portion of the New Shares.

Investing in the ordinary shares involves risks. See “Risk Factors” beginning on page S-9 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the attached prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

Joint Lead Managers and Bookrunners

Goldman Sachs International		BofA Merrill Lynch	Crédit Agricole CIB

Joint Bookrunners

Barclays	BNP PARIBAS	Citigroup	J.P. Morgan	Société Générale Corporate & Investment Banking

Co-Lead Managers

Banca IMI	Banco Santander	BBVA	COMMERZBANK	Deutsche Bank

ING	Natixis	RBC Capital Markets	SMBC Nikko	UniCredit Bank AG

Pricing Supplement dated April 4, 2016.

Underwriters’ Activities

The subscription period for the offering began on March 15, 2016 and ended:

•	at 5:00 p.m. (New York City time) on March 29, 2016 for Rights held via book entry in The Depository Trust Company and for Rights held directly in the New York Rights Register (as defined in the accompanying prospectus supplement) and

•	at 5:00 p.m. (CET) on March 30, 2016 for Rights held via book entry in the European Clearing Systems (as defined in the accompanying prospectus supplement) except for Rights traded on the Spanish Stock Exchanges (as defined in the accompanying prospectus supplement), for which the deadline will in each case be 12:00 noon (CET). The rights exercise period for Rights held directly in the European Rights Register (as defined in the accompanying prospectus supplement) ran from March 15, 2016 to 12:00 noon (CET) on March 30, 2016.

During the subscription period:

•	no securities were bought by the underwriters in stabilization transactions;

•	the underwriters purchased 343,398,684 and sold 198,886,931 Rights in the open market and exercised 17,998,504 Rights, yielding approximately 12.60 million New Shares;

•	in addition, the underwriters purchased 457,629,468 ordinary shares of ArcelorMittal in the open market at prices ranging from €3.02 to €5.10 and U.S.$3.88 to U.S.$4.62; and

•	the underwriters sold 438,239,086 ordinary shares of ArcelorMittal at prices ranging from €2.36 to €4.96 and U.S.$3.89 to U.S.$4.63.

Transactions above include both market-making and proprietary transactions.

2

Prospectus Supplement	Filed pursuant to Rule 424(b)(2)
(To prospectus dated February 5, 2016)	Registration No. 333-202409

Offering of 1,803,359,338 Rights for up to 1,262,351,531 Ordinary Shares

Subscription Price: €2.20 per Ordinary Share

ArcelorMittal is granting non-statutory preferential subscription rights (the “Rights”) to holders of its existing ordinary shares to subscribe for an aggregate of up to 1,262,351,531 newly-issued ordinary shares (“New Shares”). One tradable Right will be credited on March 15, 2016 for each existing share held of record on March 14, 2016 at the close of trading on each applicable European Stock Exchange (as defined below) where the ordinary shares of ArcelorMittal are traded and at 5:00 p.m. (New York City time) in the case of the New York Stock Exchange as further described herein. The exercise of 10 Rights entitles the exercising holder to subscribe for 7 New Shares against payment of a subscription price of €2.20 per New Share (the “Subscription Price”). On March 10, 2016, the closing price of ArcelorMittal’s shares was U.S.$5.10 per share on the New York Stock Exchange and €4.243 per share on Euronext Amsterdam. In addition, each holder that subscribes for at least 7 New Shares pursuant to its primary subscription right pursuant to its Rights will have the right to submit a request to subscribe at the Subscription Price for additional New Shares, to the extent any New Shares remain that are not otherwise subscribed for pursuant to the exercise of Rights (the “Oversubscription Privilege”). No fractional shares will be issued. Two entities held by Mittal Family trusts (the “Mittal Family Trust Entities”), which together own 37.38% of the Company’s share capital, have committed to ArcelorMittal to fully exercise the Rights allocated to them during the Rights exercise period and accordingly to subscribe, when taken together, for an aggregate amount of 471,816,485 New Shares (the “Shareholders’ Commitment”).

The Rights are expected to be admitted for trading on the New York Stock Exchange, where they will begin trading on a “when issued” basis on March 11, 2016 and will trade through March 23, 2016. The Rights are also expected to be traded on the Luxembourg Stock Exchange, Euronext Amsterdam, Euronext Paris and the Bolsas de Valores of Madrid, Barcelona, Bilbao and Valencia and included on the “SIBE” Interconnection Electronic System (the “Spanish Stock Exchanges”, and together with the Luxembourg Stock Exchange, Euronext Amsterdam and Euronext Paris, the “European Stock Exchanges”) starting on March 15, 2016, and trading is expected to end on the Spanish Stock Exchanges on March 22, 2016 and on the other European Stock Exchanges on March 24, 2016.

The exercise period for the Rights will begin on March 15, 2016 and will close:

•	at 5:00 p.m. (New York City time) on March 29, 2016 for Rights held via book entry in The Depository Trust Company (“DTC”) and for Rights held directly in the New York Rights Register (as defined herein) and

•	at 5:00 p.m. (CET) on March 30, 2016 for Rights held via book entry in the European Clearing Systems (as defined herein) except for Rights traded on the Spanish Stock Exchanges, for which the deadline will in each case be 12:00 noon (CET). The rights exercise period for Rights held directly in the European Rights Register (as defined herein) will run from March 15, 2016 to 12:00 noon (CET) on March 30, 2016.

Rights held via book entry in the DTC system or held directly in the New York Rights Register must be exercised via payment of U.S.$2.63 per New Share subscribed (the “Estimated U.S. Dollar Subscription Price”) as described herein. Such Rights may not be exercised via payment of the Euro-denominated Subscription Price of €2.20 per New Share. Rights not exercised as described above will expire and become null and void without the payment of any compensation.

ArcelorMittal has entered into an underwriting agreement pursuant to which the underwriters have agreed on a several basis, on the terms and subject to the conditions set forth therein, to underwrite their relevant proportion of any New Shares (other than New Shares subscribed pursuant to the Shareholders’ Commitment) that are not subscribed in the Rights offering, including through oversubscription (the “Underwritten Shares”), and to market such New Shares to potential investors (the “Rump Placement”).

The New Shares, if any, for which Rights have not been validly exercised during the Rights exercise period, including through oversubscription (the “Rump Shares”) may be sold by way of (i) private placements outside the United States in accordance with applicable securities laws, and (ii) a public offering in the United States registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). In the European Economic Area, such New Shares will be offered to qualified investors within the meaning of Article 2(1)(e) of the Directive 2003/71/EC, as amended (the “Prospectus Directive”). The Rump Placement, if any, is expected to take place on or about April 5, 2016.

ArcelorMittal’s shares trade on the New York Stock Exchange under the ticker symbol MT, and Rights are expected to trade on the New York Stock Exchange under the ticker symbol MT WS.

Investing in the Rights or the New Shares involves risks. See “Risk Factors” beginning on page S-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts & Commissions(2)	Proceeds to ArcelorMittal(2)
Per Ordinary Share	€2.20	€0.02	€2.18
Per Right	(1)	(1)	(1)

Total	€2,777,173,368	€26,232,104	€2,750,941,265

(1)	ArcelorMittal expects to receive no proceeds from the initial offering and allotment of the Rights.
(2)	Before expenses and taxes in connection with the offering. In addition, the Company may pay a discretionary fee of up to 0.2981% of the aggregate amount of the Subscription Price for all New Shares issued by the Company in the offering excluding the New Shares subscribed pursuant to the Shareholders’ Commitment.

ArcelorMittal expects to deliver the Rump Shares and the New Shares issued in respect of Rights held via book entry in the European Clearing Systems or held directly in the European Rights Register on or about April 8, 2016. ArcelorMittal expects to deliver the New Shares to be issued in respect of Rights held via book entry in DTC or held directly in the New York Rights Register on or about April 11, 2016.

Joint Lead Managers and Bookrunners

Goldman Sachs International	BofA Merrill Lynch	Crédit Agricole CIB

Joint Bookrunners

Barclays	BNP PARIBAS	Citigroup	J.P. Morgan	Société Générale Corporate & Investment Banking

Co-Lead Managers

Banca IMI	Banco Santander	BBVA	COMMERZBANK	Deutsche Bank

ING	Natixis	RBC Capital Markets	SMBC Nikko	UniCredit Bank AG

Prospectus Supplement dated March 11, 2016.

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

ArcelorMittal is not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This document may only be used where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

Unless indicated otherwise, or the context otherwise requires, references herein to “ArcelorMittal”, “we”, “us”, “our” and the “Company” or similar terms are to ArcelorMittal, formerly known as Mittal Steel Company N.V. having its registered office at 24-26 boulevard d’Avranches, L-1160 Luxembourg, Grand Duchy of Luxembourg and its consolidated subsidiaries. References to the “Group” are to ArcelorMittal and its consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements based on estimates and assumptions. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes”, “plans”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus supplement, the accompanying prospectus or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk factors” (Part I, Item 3D of ArcelorMittal’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015 (the “2015 20-F”). The Company undertakes no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about ArcelorMittal and the Rights and New Shares being offered. It may not contain all of the information that may be important to you. Before investing in the Rights or New Shares, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully for a more complete understanding of ArcelorMittal’s business and this offering.

ArcelorMittal

ArcelorMittal is the world’s largest and most global steel producer and a significant producer of iron ore and coal, with production of 92.5 million tonnes of crude steel and, from own mines and strategic contracts, 73.7 million tonnes of iron ore and 6.29 million tonnes of coal in 2015. ArcelorMittal had sales of U.S.$63.6 billion and steel shipments of 84.6 million tonnes for the year ended December 31, 2015. ArcelorMittal is the largest steel producer in the Americas, Africa and Europe and is the fifth largest steel producer in the CIS region. ArcelorMittal has steel-making operations in 19 countries on four continents, including 54 integrated and mini-mill steel-making facilities. As of December 31, 2015, ArcelorMittal had approximately 209,000 employees.

ArcelorMittal’s steel-making operations have a high degree of geographic diversification. Approximately 37% of its crude steel is produced in the Americas, approximately 47% is produced in Europe and approximately 15% is produced in other countries, such as Kazakhstan, South Africa and Ukraine. In addition, ArcelorMittal’s sales of steel products are spread over both developed and developing markets, which have different consumption characteristics. ArcelorMittal’s mining operations, present in North and South America, Africa, Europe and the CIS region, are integrated with its global steel-making facilities and are important producers of iron ore and coal in their own right.

ArcelorMittal produces a broad range of high-quality finished and semi-finished steel products (“semis”). Specifically, ArcelorMittal produces flat steel products, including sheet and plate, and long steel products, including bars, rods and structural shapes. In addition, ArcelorMittal produces pipes and tubes for various applications. ArcelorMittal sells its steel products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 160 countries including the automotive, appliance, engineering, construction and machinery industries. The Company also produces various types of mining products including iron ore lump, fines, concentrate and sinter feed, as well as coking, PCI and thermal coal.

As a global steel producer, the Company is able to meet the needs of different markets. Steel consumption and product requirements clearly differ between developed markets and developing markets. Steel consumption in developed economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, the Company maintains a high degree of product diversification and seeks opportunities to increase the proportion of higher value-added products in its product mix.

Corporate and Other Information

ArcelorMittal is a public limited liability company (société anonyme) that was incorporated for an unlimited period under the laws of the Grand Duchy of Luxembourg on June 8, 2001. ArcelorMittal is registered at the Trade and Companies Register (Registre de Commerce et des Sociétés) in Luxembourg under number B 82.454. The mailing address and telephone number of ArcelorMittal’s registered office are: 24-26 boulevard d’Avranches L-1160, Luxembourg, Grand Duchy of Luxembourg, tel: +352 4792-3746. ArcelorMittal’s process agent for U.S. federal securities law purposes is ArcelorMittal USA Holdings II LLC, 1 South Dearborn Street, 19th Floor, Chicago, Illinois 60603, United States of America, tel: + 1 312 899 3400.

Summary of the Offering

The following is a brief summary of the terms of this offering. For a more complete description of the terms of the offering, see “The Offering” in this prospectus supplement.

The Offering	ArcelorMittal is granting non-statutory preferential subscription rights to holders of its existing ordinary shares to subscribe for an aggregate of 1,262,351,531 newly-issued ordinary shares of ArcelorMittal. One tradable Right will be credited on March 15, 2016 for each existing share held of record on March 14, 2016 at the close of trading on each applicable European Stock Exchange where the ordinary shares are traded and at 5:00 p.m. (New York City time) in the case of shares traded on the New York Stock Exchange as further described herein. No fractional Rights will be issued. The exercise of 10 Rights entitles the exercising holder (each a “Holder”) to subscribe for 7 New Shares against payment of a Subscription Price of €2.20 per New Share. Each Holder that subscribes for at least 7 New Shares under its primary subscription right pursuant to its Rights may also exercise the Oversubscription Privilege as further described below.

Estimated U.S. Dollar Subscription Price	Rights held via book entry in the DTC system or held directly in the local Rights register maintained in New York City (the “New York Rights Register”) (“New York Rights”) must be exercised via payment of an Estimated U.S. Dollar Subscription Price in the amount of U.S.$2.63 per New Share subscribed, which represents an excess of 10% over the U.S. dollar equivalent of the Euro-denominated Subscription Price of €2.20 per New Share on March 10, 2016, based on the European Central Bank foreign exchange reference rate of Euros for U.S. dollars (the “ECB Reference Rate”) to cover currency fluctuations and the fees applicable to the exercise of New York Rights (U.S.$0.005 per New Share). If the Estimated U.S. Dollar Subscription Price is insufficient to cover such currency fluctuations and fees, Citibank, N.A. as New York Rights Agent (the “New York Rights Agent”) will fund the difference but will require holders to pay the shortfall prior to receiving their New Shares, and if it exceeds the amount needed to cover such currency fluctuations and fees, the difference will be refunded to holders, in each case as further described under “The Offering—Conversion of U.S. Dollars to Euros”. New York Rights may not be exercised via payment of the Subscription Price in Euros. Rights not exercised as described above will expire and become null and void without the payment of any compensation. Holders of New York Rights must follow the instructions for exercising New York Rights described under “The Offering—Exercise of Rights—Exercise Procedures.”

Oversubscription Privilege

Each Holder that subscribes for at least 7 New Shares under its primary subscription right pursuant to its Rights will have an Oversubscription Privilege to submit, at the time of exercising such Holder’s Rights, a request, on a firm, unconditional and irrevocable basis, to subscribe at the Subscription Price (or at the Estimated U.S. Dollar Subscription Price, in the case of New York Rights) for additional New Shares, to the extent any New Shares remain at the end of the subscription period that have not otherwise been subscribed for pursuant to the exercise of Rights (any such remaining New Shares, the “Surplus Shares”). A Holder may only make a request for additional New Shares if such Holder has subscribed for at least 7 New Shares under its primary subscription right pursuant to its Rights. Requests for additional New Shares must be made for a particular amount of additional New Shares and will be deemed to be made on a firm, irrevocable and unconditional basis even though they may not be met in their entirety (or at all) by virtue of the allocation rules described herein. Holders of New York Rights must follow the instructions for exercising the Oversubscription Privilege described under “The Offering—Exercise of Rights—Exercise Procedures”.

There is no limit on the number of additional New Shares a Holder may request pursuant to the Oversubscription Privilege, although such requests will be subject to pro-ration to the extent there are insufficient Surplus Shares to fulfill all such requests by Holders. The pro-ration of surplus shares is made on the basis of actual Rights exercised.

Exercise of Rights	The exercise of 10 Rights entitles a Holder to subscribe for 7 New Shares. No fractional New Shares will be issued. Accordingly, even if a Holder decides to exercise all of its Rights, it may hold more Rights than can be exercised for an integral number of New Shares. Such Holder must either sell these excess Rights or purchase enough additional Rights to be able to subscribe for additional full New Shares. Any Rights that are neither exercised nor sold by the applicable deadlines will expire and become null and void without any payment of compensation.

The exercise period for the Rights will begin on March 15, 2016 and will close:

•	at 5:00 p.m. (New York City time) on March 29, 2016 for New York Rights held via book entry in DTC and for Rights held directly in the New York Rights Register; and

•	at 5:00 p.m. (CET) on March 30, 2016 for Rights held via book entry in the European Clearing Systems (as defined herein) except for Rights traded on the Spanish Stock Exchanges, for which the deadline will be 12:00 noon (CET). The rights exercise period for Rights held directly in the local Rights register maintained in Luxembourg (the “European Rights Register”) will run from March 15, 2016 to 12:00 noon (CET) on March 30, 2016.

Exercises of New York Rights held via book entry in the DTC system	Direct participants in DTC must (i) deliver subscription instructions through DTC’s applicable function and (ii) instruct DTC to charge their accounts the applicable Estimated U.S. Dollar Subscription Price for each New Share subscribed (including any amounts in respect of additional New Shares requested pursuant to the Oversubscription Privilege) prior to 5:00 p.m. (New York City time) on March 29, 2016.

New York Rights held via book entry indirectly through a participant in DTC may be exercised only through a Holder’s respective custodian bank or broker, as the case may be. Instructions for exercising New York Rights and irrevocable payment instructions in connection therewith must be directed to the respective custodian bank or broker, as the case may be, within the time period set by such custodian bank or broker. Holders should follow the instructions of their custodian bank or broker.

Exercise of New York Rights held directly in the New York Rights Register	Holders of New York Rights directly registered in the New York Rights Register may exercise some or all of their New York Rights by completing their New York Rights subscription form and returning it to the New York Rights Agent. Holders of New York Rights directly registered in the New York Rights Register must deliver subscription forms along with the Estimated U.S. Dollar Subscription Price in respect of any of the New Shares for which such Holder elects to subscribe (including any amounts in respect of additional New Shares requested pursuant to the Oversubscription Privilege) as described further under “The Offering—Conversion of U.S. Dollars to Euros”.

New York Rights Agent	Citibank, N.A.

Global Centralization Agent	BNP Paribas Security Services.

Trading of Rights	The Rights are expected to be admitted for trading on each of the New York Stock Exchange, the Luxembourg Stock Exchange, Euronext Amsterdam, Euronext Paris and the Spanish Stock Exchanges.

•	Trading of New York Rights on the New York Stock Exchange is expected to begin on a “when issued” basis on March 11, 2016 and to end on March 23, 2016.

•	Trading of Rights on the European Stock Exchanges will begin on March 15, 2016. Trading of Rights will end on March 22, 2016 on the Spanish Stock Exchanges, and on March 24, 2016 on the Luxembourg Stock Exchange, Euronext Amsterdam and Euronext Paris.

Underwriting Agreement	ArcelorMittal has entered into an underwriting agreement dated March 11, 2016 pursuant to which the underwriters have agreed on a several basis, on the terms and subject to the conditions set forth therein, to underwrite their relevant proportion of any New Shares (other than New Shares subscribed pursuant to the Shareholders’ Commitment) that are not subscribed in the Rights offering, including through oversubscription, and to market such New Shares to potential investors. The co-lead managers will not underwrite any portion of the offering.

Rump Placement	The New Shares, if any, for which Rights have not been validly exercised during the Rights exercise period, including through oversubscription may be sold by way of (i) private placements outside the United States in accordance with applicable securities laws, and (ii) a public offering in the United States registered under the Securities Act. In the European Economic Area, such New Shares will be offered to qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive. The Rump Placement, if any, is expected to take place on or about April 5, 2016.

Listing	New Shares registered in the local shareholders register in the United States maintained by Citibank, N.A. (the “New York Share Register”) on behalf of ArcelorMittal are expected to begin “when issued” trading on the New York Stock Exchange starting on April 11, 2016. The New Shares registered in the local shareholders’ register in Luxembourg (the “European Share Register”) are expected to be admitted to listing on the European Stock Exchanges starting on April 8, 2016.

Risk Factors	See “Risk Factors” beginning on page S-9 and the other information included or incorporated by reference in this prospectus supplement.

Dilution	In order to capture the value of the Rights, the Holder must exercise such Rights as described in this prospectus supplement or sell such Rights. If Holders do not exercise all of the Rights allocated in respect of their holding of ordinary shares, the value of their holding of ArcelorMittal’s ordinary shares will be diluted. See “The Offering—Dilution.”

Joint Lead Managers and Bookrunners	Goldman Sachs International, Crédit Agricole Corporate and Investment Bank and Merrill Lynch International.

Joint Bookrunners	Barclays Bank PLC, BNP PARIBAS, Citigroup Global Markets Limited, J.P. Morgan Securities plc and Société Générale.

Co-Lead Managers	Banca IMI S.p.A., Banco Bilbao Vizcaya Argentaria, S.A., Banco Santander, S.A., COMMERZBANK Aktiengesellschaft—London Branch, Deutsche Bank AG, London Branch, ING Belgium SA/NV, Natixis, RBC Europe Limited, SMBC Nikko Capital Markets Limited and UniCredit Bank AG.

Use of Proceeds	ArcelorMittal intends to use the net proceeds from the exercise of Rights attributed in the offering to reduce its indebtedness and to strengthen its balance sheet.

Shareholder Commitment and Lock-up	The Mittal Family Trust Entities have committed to the Company to fully exercise the Rights allocated to them during the Rights exercise period and accordingly to subscribe, when taken together, for an aggregate amount of 471,816,485 New Shares. They have also agreed with the underwriters to a lock-up relating to the Company’s ordinary shares until 180 days following the settlement of the Underwritten Shares or if the underwriting agreement terminates prior to such date, the date of such termination as described in further detail under “Plan of Distribution—Lock-up Agreements.”

Company Lock-up	The Company has agreed to a lock-up relating to its ordinary shares until 180 days following the settlement of the Underwritten Shares as described in further detail under “Plan of Distribution—Lock-up Agreements.”

Conflict of Interest	Because more than 5% of the net proceeds of this offering, not including underwriting compensation, may be received by underwriters or their affiliates or by co-lead managers and their affiliates, to the extent any one underwriter or co-lead manager, together with its affiliates, receives more than 5% of the net proceeds, such underwriter or co-lead manager would be considered to have a “conflict of interest” with ArcelorMittal in regards to this offering under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121.

International Securities Identification Numbers (ISIN)	Ordinary shares (New York Share Register): US03938L104

Ordinary shares (European Share Register): LU0323134006

New York Rights: US03938L1127

Rights: LU1376516610

CUSIPs	Ordinary shares (New York Share Register): 03938L704

New York Rights: 03938L112

Ticker Symbols for the Rights and Shares	NYSE:

•	Ordinary shares: MT
•	Rights (when-issued): MT WS WI
•	Rights: MT WS

Luxembourg Stock Exchange:

•	Ordinary shares: MT
•	Rights: MTLS

Euronext Amsterdam:

•	Ordinary shares: MT
•	Rights: MTR

Euronext Paris:

•	Ordinary shares: MT
•	Rights: MTDS

Spanish Stock Exchanges:

•	Ordinary shares: MTS
•	Rights: MTS.D

RISK FACTORS

Investing in the securities offered using this prospectus involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus supplement including those set forth in the 2015 20-F, before you decide to buy the Rights or New Shares. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment. The risks described herein are not the only risks ArcelorMittal faces. Additional risks and uncertainties not presently known to ArcelorMittal or that ArcelorMittal currently believes to be immaterial could also materially affect it.

Risks Relating to ArcelorMittal

You should read “Risk Factors” under “Item 3D—Key Information—Risk Factors” of the 2015 20-F, which is incorporated by reference in this prospectus supplement, for information on risks relating to ArcelorMittal, including its industry, business and financial structure.

Risks Related to the Offering

The market price of the shares may fluctuate and may decline below the Subscription Price.

The market price of the shares may fluctuate and may decline below the Subscription Price. Moreover, given that the market price of the rights depends to a significant degree on the price of the Company’s shares, a decline in the trading price of the shares would also be expected to negatively affect the trading price of the Rights.

In addition, ArcelorMittal cannot assure holders of Rights that the market price of the Company’s shares will not decline below the Subscription Price after such holders elect to exercise their Rights. If that occurs, such holders will have committed to buy the New Shares at a price above the prevailing market price, and such holders will suffer an immediate unrealized loss as a result.

The market price of the shares may fluctuate significantly as a result of various factors, many of which are beyond ArcelorMittal’s control, including:

•	market expectations for ArcelorMittal’s financial performance;

•	actual or anticipated fluctuations in ArcelorMittal’s business, results of operations and financial condition;

•	changes in the estimates of ArcelorMittal’s results of operations by securities analysts;

•	investor perception of the impact of the offering on ArcelorMittal and its shareholders;

•	potential or actual sales of blocks of shares in the market or short selling of shares;

•	volatility in the market as a whole or investor perception of ArcelorMittal’s industries and competitors;

•	announcements by ArcelorMittal or its competitors of significant contracts;

•	acquisitions, strategic alliances, joint ventures, capital commitments or new products or services;

•	loss of major customers;

•	additions or departures of key personnel;

•	any shortfall in revenue or net income or any increase in losses from levels expected by securities analysts;

•	future issues or sales of shares;

•	new government regulation;

•	general, economic, financial and political conditions; and

•	the risk factors in relation to ArcelorMittal and its industry set out above.

The market price of the shares may be adversely affected by most of the preceding or other factors regardless of ArcelorMittal’s actual results of operations and financial condition. Publicly traded securities from time to time experience significant price and volume fluctuations that may be unrelated to the performance of the companies that have issued them. ArcelorMittal cannot make any predictions about the market price of its shares. No assurance can be given that the market price of the shares will not decline below the Subscription Price or their market price at the commencement of the offering.

No assurance can be given that a trading market will develop for the Rights and, if a market does develop, the Rights may be subject to greater volatility than the shares.

Trading in the Rights is expected to begin on a “when issued” basis on the New York Stock Exchange on March 11, 2016 and to continue through March 23, 2016. Trading in the Rights on the European Stock Exchanges is expected to begin on March 15, 2016 and will continue until March 22, 2016 on the Spanish Stock Exchanges and March 24, 2016 on the Luxembourg Stock Exchange, Euronext Amsterdam and Euronext Paris. There will be no application for the Rights to be traded on any other exchange. There is no assurance that an active trading market in the Rights will develop during that period and, if a market does develop, there is no assurance regarding the nature of such trading market. If an active trading market does not develop or is not substantial, the liquidity and trading price of the Rights could be adversely affected. The trading price of the Rights depends on a variety of factors, including but not limited to the performance of the price of the shares, but may also be subject to significantly greater price fluctuations than the shares.

Failure by a shareholder to exercise allocated Rights during the applicable Rights exercise period will result in a dilution of such shareholder’s percentage ownership of the shares.

The offering is designed to enable ArcelorMittal to raise capital in a manner that gives its eligible shareholders the opportunity to subscribe for the New Shares pro rata to their shareholding at March 14, 2016, subject to applicable securities laws. To the extent that shareholders do not exercise their Rights, their proportionate ownership and voting interest in ArcelorMittal will be reduced. Even if shareholders elect to sell their Rights, the consideration they receive, if any, may not be sufficient to fully compensate them for the dilution of their percentage ownership of the Shares that may be caused as a result of the offering.

Termination of the underwriting agreement could have a material adverse effect on the trading price of the Rights and the Rights would become null and void.

Pursuant to the underwriting agreement, the underwriters have agreed on a several basis, on the terms and subject to the conditions disclosed therein, to underwrite their relevant proportion of any New Shares (other than New Shares subscribed pursuant to the Shareholders’ Commitment) that are not subscribed in the Rights offering, including through oversubscription, and to market such New Shares to potential investors. The underwriting agreement entitles the underwriters to terminate the underwriting agreement under certain circumstances, as more fully described in “Plan of Distribution—Underwriting Agreement” below. If the underwriting agreement is terminated prior to the delivery of the New Shares on or about April 8, 2016, the offering will be cancelled and any funds transferred in respect of the Subscription Price will be returned to the Holders. However, the Rights would thereby become null and void. No prior trading in the Rights will be unwound and no compensation will be paid for the Rights.

Any future capital increases by the Company could have a negative impact on the price of the shares.

The Company may in the future increase its share capital against cash or contributions in kind for various reasons including to finance any future acquisition or other investment or to strengthen its balance sheet. In connection with such transactions, the Company may, subject to certain conditions, limit or cancel the preferential subscription rights of the existing shareholders otherwise applicable to capital increases through contributions in cash, and no preferential subscription rights apply to capital increases through contributions in kind. Such transactions could therefore dilute the stakes in the Company’s share capital held by the shareholders at that time and could have a negative impact on the share price, earnings per share and net asset value per share.

The New Shares could be subject to the European financial transactions tax

Prospective holders of the Company’s shares should be aware that the European Commission has published a proposal for a Directive on a financial transactions tax (the “European FTT”) common to Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovenia, Slovakia and Spain (the “Participating Member States”).

The proposed European FTT has a very broad scope and could, if introduced in its current draft form, apply, under certain circumstances, to certain dealings involving the shares of the Company. It would call for the Participating Member States to impose a tax of generally at least 0.1% on all such transactions, generally determined by reference to the amount of consideration paid. The European FTT might apply to both residents and non-residents of the Participating Member States.

The European FTT proposal remains subject, however, to discussion between the Participating Member States. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and or certain of the Participating Member States may decide to withdraw.

In December 2015, a joint statement was issued by Participating Member States (excluding Estonia), indicating an intention to make decisions on the remaining open issues by the end of June 2016.

The European FTT could increase the transaction costs associated with purchases and sales of the shares of the Company and could reduce the liquidity of the market for the shares of the Company.

Prospective holders of the shares of the Company are advised to consult their usual tax advisor on the potential consequences of the European FTT.

The Company has no fixed dividend policy and no dividend is being proposed in respect of the 2015 financial year.

The Company’s dividend policy is determined by the Company’s board of directors and may change from time to time in the future. Any declaration of dividends will be based upon the Company’s earnings, financial condition, capital requirements and other factors considered important by the Company’s board of directors. Luxembourg law and the Company’s articles of association do not require the Company to declare dividends. The Company’s board of directors has proposed that no dividend be paid in respect of the 2015 financial year. This proposal is subject to shareholder approval at the next annual general meeting to be held on May 4, 2016.

The exercise of Rights by shareholders in the United States is subject to exchange rate risk.

If the U.S. dollar weakens against the Euro, holders in the United States subscribing for New Shares may be required to pay more than the Estimated U.S. Dollar Subscription Price. The Estimated U.S. Dollar Subscription

Price for Holders of Rights held via book entry in DTC or directly in the New York Rights Register is U.S.$2.63 per New Share, which represents an excess of 10% over the U.S. dollar equivalent of the Euro-denominated Subscription Price of €2.20 per New Share on March 10, 2016, based on the ECB Reference Rate on that date. This additional amount over and above the March 10, 2016 exchange rate for U.S. dollars into Euro is intended to increase the likelihood that the New York Rights Agent will have sufficient funds to pay the final U.S. dollar equivalent of the Euro-denominated Subscription Price, which will be determined based on the ECB Reference Rate on April 7, 2016, together with the fees applicable to the exercise of the Rights. If the Estimated U.S. Dollar Subscription Price is insufficient to cover these amounts, the New York Rights Agent will not deliver the New Shares to subscribing Holders until it has received payment of the deficiency from such Holders. The New York Rights Agent may sell all or a portion of the New Shares to the extent necessary to pay any shortfall that is not paid within 14 days of notice of the deficiency. The sale of New Shares to pay any shortfall that is not paid within 14 days of notice of the deficiency is subject to execution fees of up to U.S.$0.0325 per New Share sold.

SELECTED FINANCIAL INFORMATION

The following tables present selected consolidated financial information of ArcelorMittal as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2015 and 2014, and the consolidated statements of operations, other comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2015, 2014 and 2013, which we refer to as the “ArcelorMittal Consolidated Financial Statements,” are contained in the 2015 20-F. The ArcelorMittal Consolidated Financial Statements have been incorporated by reference in this prospectus supplement and the accompanying prospectus. The following selected consolidated financial information should be read in conjunction with the ArcelorMittal Consolidated Financial Statements, including the notes thereto, incorporated by reference herein.

Consolidated Statements of Operations
(Amounts in U.S.$ millions except per share data)	Year ended December 31,
	2015	2014	2013	2012	2011
Sales(1)	$63,578	$79,282	$79,440	$84,213	$93,973
Cost of sales(2)	65,196	73,288	75,247	83,543	85,212
Selling, general and administrative expenses	2,543	2,960	2,996	3,315	3,557
Operating income/(loss)	(4,161)	3,034	1,197	(2,645)	5,204
Income (loss) from associates, joint ventures and other investments	(502)	(172)	(442)	185	614
Financing costs—net	(2,858)	(3,382)	(3,115)	(2,915)	(2,983)
Income/(loss) before taxes	(7,521)	(520)	(2,360)	(5,375)	2,835
Net income/(loss) from continuing operations (including non-controlling interest)	(8,423)	(974)	(2,575)	(3,469)	1,956
Net income/(loss) attributable to equity holders of the parent	(7,946)	(1,086)	(2,545)	(3,352)	2,420
Net income/(loss) (including non-controlling interest)	(8,423)	(974)	(2,575)	(3,469)	2,417
Earnings per common share—continuing operations (in U.S. dollars)
Basic earnings per common share(3)	(4.43)	(0.61)	(1.46)	(2.17)	1.26
Diluted earnings per common share(3)	(4.43)	(0.61)	(1.46)	(2.17)	1.00
Earnings per common share (in U.S. dollars)
Basic earnings per common share(3)	(4.43)	(0.61)	(1.46)	(2.17)	1.56
Diluted earnings per common share(3)	(4.43)	(0.61)	(1.46)	(2.17)	1.29
Dividends declared per share	—	0.20	0.20	0.75	0.75

Notes:

(1)	Including U.S.$6,124 million, U.S.$6,606 million, U.S.$4,770 million, U.S.$5,181 million and U.S.$5,875 million of sales to related parties for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively.
(2)	Including U.S.$1,460 million, U.S.$1,355 million, U.S.$1,310 million, U.S.$1,505 million and U.S.$2,615 million of purchases from related parties for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively.
(3)	Basic earnings per common share are computed by dividing net income attributable to equity holders of ArcelorMittal by the weighted average number of common shares outstanding during the periods presented. Diluted earnings per common share include assumed shares from stock options, shares from restricted stock units and convertible debt (if dilutive) in the weighted average number of common shares outstanding during the periods presented.

Consolidated Statements of Financial Position
(Amounts in U.S.$ millions except share data)	As of December 31,
	2015	2014	2013	2012	2011
Cash and cash equivalents including restricted cash(1)	4,102	4,016	6,232	4,540	3,908
Property, plant and equipment	35,700	46,465	51,232	53,815	54,189
Total assets	76,846	99,179	112,308	113,998	121,679
Short-term debt and current portion of long-term debt	2,308	2,522	4,092	4,348	2,769
Long-term debt, net of current portion	17,478	17,275	18,219	21,965	23,634
Net assets	27,570	45,160	53,173	50,466	56,504
Share capital	10,011	10,011	10,011	9,403	9,403
Basic weighted average common shares outstanding (millions)	1,795	1,791	1,780	1,549	1,549
Diluted weighted average common shares outstanding (millions)	1,795	1,791	1,780	1,549	1,611

Notes:

(1)	Including restricted cash of U.S.$100 million, U.S.$123 million, U.S.$160 million, U.S.$138 million and U.S.$84 million for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

Selected Consolidated Other Data
U.S.$ millions (unless otherwise indicated)	Year ended December 31,
	2015	2014	2013	2012	2011
Net cash provided by operating activities	2,151	3,870	4,296	5,340	1,859
Net cash (used in) investing activities	(2,170)	(3,077)	(2,877)	(3,730)	(3,744)
Net cash (used in) provided by financing activities	395	(2,750)	241	(1,019)	(555)
Total production of crude steel (millions of tonnes)	92.5	93.1	91.2	88.2	91.9
Total shipments of steel products (millions of tonnes)	84.6	85.1	82.6	82.2	83.5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. The 2015 20-F of ArcelorMittal and the current reports on Form 6-K (i) filed on March 11, 2016, containing the underwriting agreement dated March 11, 2016 among ArcelorMittal and the underwriters named therein, and (ii) filed on March 10, 2016, containing the Company’s revised articles of association, are incorporated by reference herein.

We also incorporate by reference into this prospectus supplement and the accompanying prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the termination of the offering.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or a later document incorporated by reference herein modifies or supersedes such first statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus. All information appearing in this prospectus supplement and the accompanying prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents that we have incorporated by reference.

Upon request, we will provide to each person, including any beneficial owner of Company shares, to whom the prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement and the accompanying prospectus but not delivered with the prospectus supplement and the accompanying prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal USA Inc., 1 South Dearborn Street, 19th Floor, Chicago, IL 60603, Attention: Ms. Lisa M. Fortuna, Manager, Investor Relations, telephone number: (312) 899-3985.

USE OF PROCEEDS

The Company’s share capital is denominated in Euros and its Financial Statements are denominated in U.S. dollars. The gross proceeds from the offering before expenses, commissions and fees are expected to amount to €2,777 million and to result in an allocation to the share premium reserve of €2,651 million. The gross proceeds of €2,777 million are equivalent to U.S.$3.015 billion at the ECB Reference Rate on March 10, 2016 (the date of the extraordinary shareholders’ meeting which approved the capital increase). The equivalent amount in U.S. dollars at the settlement date (or any conversion date) will depend on the applicable exchange rate at such time.

The net proceeds of the offering, after deduction of underwriting discounts and commissions and expenses of approximately €33 million (excluding any potential discretionary fees of up to €5,184,487), are expected to amount to approximately €2,745 million. ArcelorMittal intends to use the net proceeds from the exercise of Rights attributed in the offering to reduce its indebtedness and to strengthen its balance sheet.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the Company’s consolidated capitalization and indebtedness as of December 31, 2015, prepared on the basis of IFRS:

•	on an actual basis; and

•	as adjusted to give effect to (i) the conversion into ordinary shares of ArcelorMittal’s mandatorily convertible subordinated notes at maturity on January 15, 2016, (ii) the decrease in the par value of the shares of the Company to €0.10 per share approved by the Extraordinary General Meeting on March 10, 2016, and (iii) the issuance of 1,262,351,531 newly-issued ordinary shares of the Company at the Subscription Price in connection with the offering, after deducting the estimated underwriting and management commissions of the underwriters (excluding any potential discretionary fees) and offering expenses, as described under “Use of Proceeds”.

This table should be read together with the 2015 20-F, the financial statements included therein, the notes thereto and the other financial data appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2015 (amounts in U.S.$ millions)(*)
	Actual	As Adjusted
Short-term borrowings, including current portion of long-term debt	2,308	2,308
Secured and Unguaranteed	65	65
Guaranteed and Unsecured	90	90
Secured and Guaranteed	0	0
Unsecured/Unguaranteed	2,153	2,153
Long-term borrowings, net of current portion	17,478	17,478
Secured and Unguaranteed	560	560
Guaranteed and Unsecured	100	100
Secured and Guaranteed	0	0
Unsecured/Unguaranteed	16,818	16,818
Non-controlling interests	2,298	2,298
Equity attributable to the equity holders of the parent	25,272	28,260
Ordinary shares(1)	10,011	394
Treasury shares(1)	(377)	(377)
Additional paid-in capital(1)	20,294	24,323
Retained earnings	13,902	13,902
Reserves(2)	(20,358)	(20,358)
Non-distributable reserves(3)	0	10,376
Mandatory convertible subordinated notes(1)	1,800	0
Total shareholders’ equity	27,570	30,558
Total capitalization (Total shareholder’s equity plus Short-term borrowings plus Long-term borrowings)	47,356	50,344

(*)	For purposes of the adjustments to this table, the expected gross proceeds of €2,777 million and the expected net proceeds of €2,745 million have been converted into U.S. dollars at an exchange rate of €1.00 = U.S.$1.09, which corresponds to the U.S. dollar / euro exchange rate in effect at December 31, 2015. The gross proceeds of €2,777 million are equivalent to U.S.$3.015 billion converted at the ECB Reference Rate in effect on March 10, 2016. The equivalent U.S. dollar amounts at the settlement date (or any conversion date) will depend on the applicable foreign exchange rates at such date.
(1)

ArcelorMittal delivered 2.3 million shares against 1.8 million mandatory convertible subordinated notes converted at the option of the holders in December 2015 and the remaining 88.2 million notes were converted into shares following the mandatory conversion at maturity that occurred on January 15, 2016.

Following this conversion, as of January 15, 2016, ArcelorMittal’s ordinary shares, treasury shares and additional paid-in capital amounted to U.S.$10,633 million, U.S.$(377) million and U.S.$21,472 million, respectively. On March 10, 2016, the Extraordinary General Meeting approved the reduction in the share capital of the Company from €7,453,441,006.98 to an amount of €180,335,933.80 represented by 1,803,359,338 ordinary shares without nominal value and with a par value of €0.10 per share. Following this approval, ArcelorMittal’s ordinary shares, treasury shares and additional paid-in capital amounted to U.S.$257 million, U.S.$(377) million and U.S.$21,472 million, respectively, based on the ECB Reference Rate in effect on March 10, 2016.
(2)	Including U.S.$1,001 million allocated to legal reserve.
(3)	Reserve results from the decrease in the par value of the shares of the Company to €0.10 per share as mentioned above.

Except as disclosed herein, there have been no material changes in ArcelorMittal’s consolidated capitalization and indebtedness since December 31, 2015.

As of December 31, 2015, ArcelorMittal had guaranteed approximately U.S.$0.2 billion of debt of its operating subsidiaries.

The ArcelorMittal group has sufficient working capital (including its unused credit lines) to meet its payment obligations for at least twelve months from the date of this prospectus supplement.

DESCRIPTION OF THE ORDINARY SHARES

The ordinary shares of ArcelorMittal are described in detail in the 2015 Form 20-F, including under “Item 10.A—Additional Information—Share capital” and Item “10.B—Additional Information—Memorandum and Articles of Association”, which in each case updates the information provided in ArcelorMittal’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014 and referred to in the accompanying prospectus under “Description of the Ordinary Shares”. Changes to the Company’s share capital were approved by the Extraordinary General Meeting (as defined below) as described under “—Corporate Decisions” below.

The following table sets forth, for the periods indicated, the high and low sales prices per share of ArcelorMittal shares as reported on the New York Stock Exchange and the European exchanges on which its shares are listed.

	The New York Stock Exchange		Euronext Amsterdam		Euronext Paris
	ArcelorMittal Shares		ArcelorMittal Shares		ArcelorMittal Shares
	High	Low	High	Low	High	Low
	(in U.S. dollars)		(in Euros)		(in Euros)
Month ended
Sep-15	7.80	5.11	7.01	4.52	7.01	4.52
Oct-15	6.93	4.96	6.19	4.43	6.19	4.43
Nov-15	6.12	4.63	5.54	4.39	5.54	4.39
Dec-15	4.91	3.71	4.69	3.35	4.69	3.35
Jan-16	4.27	3.26	3.96	3.00	3.96	3.00
Feb-16	5.06	3.02	4.66	2.62	4.66	2.62
Mar-16(*)	5.06	4.14	4.66	3.88	4.66	3.88

Year ended December 31, 2015
First Quarter	11.34	9.21	10.04	7.75	10.04	7.75
Second Quarter	11.95	9.27	10.63	8.57	10.63	8.57
Third Quarter	9.77	5.11	8.95	4.52	8.95	4.52
Fourth Quarter	6.93	3.71	6.19	3.35	6.19	3.35

Year ended December 31, 2014
First Quarter	17.84	14.77	13.40	10.53	13.40	10.53
Second Quarter	16.80	14.73	12.10	10.79	12.10	10.79
Third Quarter	15.69	13.61	11.75	10.17	11.75	10.17
Fourth Quarter	13.53	10.55	10.90	8.36	10.90	8.36
Year ended December 31, 2013	17.98	10.84	13.76	8.35	13.76	8.35

Year ended December 31, 2012	23.62	13.28	17.96	10.60	17.96	10.60

Year ended December 31, 2011	38.50	14.77	28.55	10.47	28.55	10.47

(*)	March 2016 data is through March 9, 2016.

	Luxembourg Stock Exchange		NYSE Euronext Brussels(1)		Spanish Stock Exchanges
	ArcelorMittal Shares		ArcelorMittal Shares		ArcelorMittal Shares
	High	Low	High	Low	High	Low
	(in Euros)		(in Euros)		(in Euros)
Month ended
Sep-15	6.98	4.41	—	—	7.01	4.51
Oct-15	6.39	4.45	—	—	6.19	4.43
Nov-15	5.49	4.48	—	—	5.54	4.40
Dec-15	4.68	3.38	—	—	4.70	3.36
Jan-16	3.94	3.04	—	—	3.99	3.00
Feb-16	4.66	2.64	—	—	4.65	2.62
Mar-16(*)	4.66	3.87	—	—	4.65	3.86

Year ended December 31, 2015
First Quarter	10.02	7.96	—	—	10.04	7.76
Second Quarter	10.55	8.58	—	—	10.63	8.57
Third Quarter	9.00	4.41	—	—	8.94	4.51
Fourth Quarter	6.39	3.38	—	—	6.19	3.36

Year ended December 31, 2014
First Quarter	13.32	10.45	—	—	13.40	10.53
Second Quarter	12.44	10.80	—	—	12.10	10.79
Third Quarter	11.84	10.12	—	—	11.77	10.17
Fourth Quarter	10.89	8.43	—	—	10.91	8.36
Year ended December 31, 2013	13.88	8.37	—	—	13.76	8.35

Year ended December 31, 2012	17.54	10.80	—	—	17.95	10.61

Year ended December 31, 2011	29.10	10.80	28.55	10.47	28.52	10.47

(1)	ArcelorMittal’s shares ceased trading on Euronext Brussels by NYSE Euronext effective on December 31, 2011 after ArcelorMittal’s request to delist in August 2011.
(*)	March 2016 data is through March 9, 2016.

Note: Includes intraday highs and lows. All quotations taken from Bloomberg Finance LP.

Corporate Decisions

The offering takes place pursuant to a decision by the Company’s extraordinary general meeting of shareholders held on March 10, 2016 (the “Extraordinary General Meeting”).

The Board of Directors at its meeting held on February 3, 2016 resolved the following:

•	to convene an Extraordinary General Meeting in order to, inter alia, (i) decrease the par value of the shares of the Company, (ii) increase the Company’s authorized share capital and (iii) renew the authorization of the Board of Directors, during a period of five years from the date of publication of the minutes of the Extraordinary General Meeting in the Mémorial C, to issue additional shares in the Company within the limit of the authorized share capital and to limit or cancel the preferential subscription rights of the existing shareholders in the event of any such increase for (a) the full amount of the authorized share capital in connection with the Rights issue and (b) a number of new unissued ordinary shares up to 10% of the shares in issue following the settlement of the Rights issue; and

•

subject to the Extraordinary General Meeting approving the above, to approve, inter alia (i) an increase of the share capital of the Company up to an amount in euros equivalent to U.S.$3.0 billion (based on the ECB exchange rate as of the time of pricing) through the issue of a maximum of 30,000,000,000 new shares, (ii) the cancellation of statutory shareholders’ preferential subscription rights with respect to the New Shares, (iii) the issue of the Rights to existing shareholders on terms to be determined on the basis of market conditions and practices including with respect to their allocation ratio, the subscription rights attached thereto, the granting (or not) of privileged oversubscription rights and the duration of the exercise period and (iv) the drawing up, publication and filing of this Prospectus and any such other documents required in connection with the offer and listing of the Rights and the New Shares.

The Board of Directors also approved the necessary delegations to implement its resolutions.

The approvals and authorizations requested from the Extraordinary General Meeting referred to above were granted by the Extraordinary General Meeting held on March 10, 2016. The Company’s articles of association were amended and restated as a result. The Company filed this version of the articles of association as Exhibit 4.5 to the current report on Form 6-K that was filed on March 10, 2016 and is incorporated by reference herein.

Pursuant to the authorisations referred to above, the Company resolved (i) to reduce the share capital of the Company from €7,453,441,006.98 to an amount of €180,335,933.80 represented by 1,803,359,338 ordinary shares without nominal value and with a par value of €0.10 per share; (ii) to increase the Company’s authorised share capital to € 3,199,585,721.30, represented by 31,995,857,213 ordinary shares, including the authorisation to limit or cancel the shareholders’ preferential subscription rights; (iii) to increase the Company’s issued share capital to €306,571,086.90, represented by 3,065,710,869 ordinary shares, by way of the issuance of 1,262,351,531 New Shares, without nominal value, at a subscription price of €2.20 per New Share to be fully paid in cash and to be offered for subscription under the Offering and (iv) to issue to the shareholders of the Company one Right per share held by such shareholder, 10 Rights entitling such shareholder to subscribe for 7 New Shares.

Squeeze-out rules relating to the Squeeze-out/Sell-out Law

In accordance with the Luxembourg law of July 21, 2012 on mandatory squeeze-out and sell-out shareholders (acting alone or in concert) who cumulatively hold shares representing 95% of the share capital carrying voting rights and 95% of the voting rights may request the holders of the remaining shares or other voting securities to sell those remaining securities against payment in cash subject to and in accordance with the provisions provided by such law. Under such law, if shareholders acting alone or in concert acquire a cumulative stockholding representing a portion of the entire share capital of at least 95% carrying voting rights and 95% of the voting rights or, if shareholders acting alone or in concert already hold such portion of the entire share capital and make an additional acquisition of securities, the holders of the remaining shares may require, under the conditions provided by such law, that the relevant shareholders acquire their shares.

THE OFFERING

Set forth below is a summary of the material terms of the offering. This description is not complete and is qualified in its entirety by reference to the underwriting agreement, which has been filed as an exhibit to the registration statement of which the attached prospectus forms a part.

General

ArcelorMittal is granting non-statutory preferential subscription rights to holders of its existing ordinary shares to subscribe for an aggregate of 1,262,351,531 newly-issued ordinary shares of ArcelorMittal. One tradable Right will be credited on March 15, 2016 for each existing share held of record on March 14, 2016 at the close of trading on each applicable European Stock Exchange where the ordinary shares of ArcelorMittal are traded and at 5:00 p.m. (New York City time) in the case of shares traded on the New York Stock Exchange (the “Record Date”) as further described below. The exercise of 10 Rights entitles the exercising holder to subscribe for 7 New Shares against payment of a Subscription Price of € 2.20 per New Share. No fractional Rights will be issued. In addition, each Holder that has subscribed for at least 7 New Shares pursuant to its primary subscription rights will have the right to submit a request to subscribe at the Subscription Price for additional New Shares, to the extent any New Shares remain that are not otherwise subscribed for pursuant to the exercise of Rights.

The underwriters have agreed on a several basis, on the terms and subject to the conditions described in “Plan of Distribution—Underwriting Agreement”, to underwrite their relevant proportion of any New Shares (other than New Shares subscribed pursuant to the Shareholders’ Commitment) that are not subscribed in the Rights offering, including through oversubscription, and to market such New Shares to potential investors.

Indicative Timetable

The following timetable summarizes the expected key dates applicable to Holders of New York Rights via book-entry in DTC or registered directly in the New York Rights Register. These dates are for indicative purposes and the current timetable is subject to extension or shortening as ArcelorMittal and the Joint Global Coordinators may determine.

March 10, 2016	Extraordinary General Meeting of shareholders of ArcelorMittal approves increase in authorized share capital and authorizes the Board of Directors to limit or cancel shareholders’ preferential subscription rights.

March 11, 2016	“When issued” trading of the New York Rights begins on the New York Stock Exchange.

March 14, 2016	Record Date for allocation of the New York Rights (at 5:00 p.m. New York City time).

Ex-date for the New York Rights distribution on the New York Stock Exchange.

March 15, 2016	New York Rights are credited to DTC. Mailing of New York Rights subscription forms begins to Holders that hold ArcelorMittal shares directly in the New York Share Register.

Beginning of the New York Rights exercise period.

Regular way trading of New York Rights begins on the New York Stock Exchange.

New York Rights Agent’s books open for transfers of Rights between the New York Rights Register and the European Rights Register.

Trading of Rights begins on the European Stock Exchanges.

March 17, 2016	DTC allocates New York Rights to its participants.

March 22, 2016	Last day to instruct sale of New York Rights through New York Rights Agent.

End of Rights trading period on the Spanish Stock Exchanges.

March 23, 2016	Last day of New York Rights trading period on the New York Stock Exchange.

March 24, 2016	End of Rights trading period on the Luxembourg Stock Exchange, Euronext Amsterdam and Euronext Paris.

Last day for transfers of Rights between the European Rights Register and the New York Rights Register.

March 29, 2016	End of the Rights exercise period, 5:00 p.m. (New York City time) for the New York Rights.

March 30, 2016	End of the Rights exercise period, 5:00 p.m. (CET) for the Rights held via book entry in the European Clearing Systems other than Rights traded on the Spanish Stock Exchanges, for which the deadline will be 12:00 noon (CET).

The rights exercise period for Rights held directly in the European Rights Register will expire at 12:00 noon (CET) on March 30, 2016.

April 4, 2016	Rights exercise centralization process completed.

April 5, 2016	New York Rights Agent announces oversubscription results to holders of ArcelorMittal shares held through DTC or directly through the New York Rights Register.

Placement of Rump Shares, if any.

April 7, 2016	Determination of Final U.S. Dollar Equivalent of the Subscription Price.

April 8, 2016	Settlement and delivery for the New Shares issued pursuant to the exercise of the Rights and oversubscription requests for Holders holding through the European Clearing Systems or directly registered in the European Rights Register, including credit of New Shares to the account in Europe of Citibank, N.A. as New York Registrar.

Trading in the New Shares begins on the European Stock Exchanges.

Settlement and delivery of the New Shares issued as part of the Rump Placement (if any).

April 11, 2016	Delivery of the New Shares issued as a result of exercise of New York Rights or oversubscription requests by holders of New York Rights through DTC or holders of New York Rights held directly through the New York Rights Register.

Trading in the New Shares begins on the New York Stock Exchange.

New York Rights Agent credits DTC with New Shares and refunds, if any (returned oversubscription amounts / excess U.S. dollars not used to cover the Final U.S. Dollar Equivalent of the Subscription Price and the New York Rights Agent’s fees).

DTC is expected to allocate to its participants the New Shares issued pursuant to the basic subscription feature of the Rights on April 11, 2016 and to allocate New Shares issued pursuant to the Oversubscription Privilege on or about April 11, 2016.

New York Rights Agent credits registered holders on the New York Register with New Shares and mails proceeds checks from sales of New York Rights.

April 13, 2016	New York Rights Agent mails New Share statements and refund checks, if any, to registered holders on the New York Register.

Offered Shares

ArcelorMittal will allocate Rights to its shareholders of record as of the Record Date permitting the subscription of an aggregate of up to 1,262,351,531 New Shares. The gross proceeds of the Rights offering are expected to amount to approximately €2,777 million and to result in an allocation to the share premium reserve of approximately €2,651 million. The New Shares will represent approximately 41.18% of ArcelorMittal’s total share capital immediately after completion of the Rights offering. The gross proceeds of €2,777 million are equivalent to U.S.$3.015 billion at the ECB Reference Rate on March 10, 2016. The equivalent amount in U.S. dollars at the settlement date (or any conversion date) will depend on the applicable exchange rate at such time.

The New Shares will be fully fungible and rank pari passu in all respects with all other ordinary shares and will entitle their holders to all dividends to be declared after their date of issue in respect of the 2015 fiscal year and subsequent fiscal years. The New Shares will be issued in registered form.

Subscription Price

The Subscription Price will be €2.20 per New Share. On March 10, 2016, the closing price of ArcelorMittal’s ordinary shares was €4.243 per ordinary share on Euronext Amsterdam and U.S.$5.10 per ordinary share on the New York Stock Exchange.

Holders of New York Rights that intend to exercise their New York Rights or Oversubscription Privilege will not be able to remit the Subscription Price in Euros and must instead pay the Estimated U.S. Dollar Subscription Price for each New Share subscribed pursuant to the Rights or the Oversubscription Privilege. This amount is intended to cover currency fluctuations and the fees applicable to the exercise of New York Rights (U.S.$0.005 per New Share). See “—Conversion of U.S. Dollars to Euros” below.

Holders of New York Rights who wish to exercise their Rights at the Subscription Price in Euro will need to arrange the transfer of their New York Rights from the New York Rights Register to the European Rights Register. For assistance arranging the transfer of New York Rights from the New York Rights Register to the European Rights Register, a holder of New York Rights should contact the New York Rights Agent or have their broker or custodian bank contact the New York Rights Agent. Holders of New York Rights intending to effect such a transfer in time to permit exercise in a European market should initiate the process in ample time to ensure the transfer is complete before the expiration of the subscription period in the applicable market. Holders of New York Rights who wish to transfer their Rights from the New York Rights Register to the European Rights Register, and vice versa, must pay the applicable fees of the New York Rights Agent for such transfers of up to U.S.$0.0325 per New York Right so transferred.

Conversion of U.S. Dollars to Euros

The following applies only to Holders of New York Rights. Such Holders will be able to exercise their New York Rights only by paying the Estimated U.S. Dollar Subscription Price as follows:

•	in the case of holders of New York Rights via book entry in the DTC system through custody accounts with custodian banks and brokers, by forwarding, through their custodian bank or broker, the Estimated U.S. Dollar Subscription Price of U.S.$ 2.63 per New York Right exercised (including pursuant to the Oversubscription Privilege) to DTC for further forwarding to the New York Rights Agent, together with instructions to New York Rights Agent to pay the subscription price on such Holder’s behalf; or

•	in the case of Holders of Rights directly registered in the New York Rights Register, by forwarding to the New York Rights Agent the Estimated U.S. Dollar Subscription Price of U.S.$ 2.63 per New York Right exercised (including pursuant to the Oversubscription Privilege), together with instructions to the New York Rights Agent to pay the subscription price on such Holders’ behalf.

NO PROVISION HAS BEEN MADE FOR HOLDERS OF NEW YORK RIGHTS TO PAY THE SUBSCRIPTION PRICE FOR NEW SHARES IN EUROS. SUCH HOLDERS MAY ONLY PAY THE SUBSCRIPTION PRICE IN U.S. DOLLARS. HOLDERS OF NEW YORK RIGHTS WHO WISH TO EXERCISE RIGHTS AT THE SUBSCRIPTION PRICE IN EURO MAY ARRANGE FOR THE TRANSFER OF THEIR NEW YORK RIGHTS FROM THE NEW YORK RIGHTS REGISTER TO THE EUROPEAN RIGHTS REGISTER (SUBJECT TO PAYMENT OF THE APPLICABLE FEES OF THE NEW YORK RIGHTS AGENT FOR SUCH TRANSFERS UP TO U.S.$0.0325 PER NEW YORK RIGHT SO TRANSFERRED). ONCE TRANSFERRED TO THE EUROPEAN RIGHTS REGISTER, SUCH RIGHTS WILL NO LONGER CONSTITUTE “NEW YORK RIGHTS” AND ALL PROVISIONS FOR TRANSFERRING AND EXERCISING SUCH RIGHTS IN EUROPE WILL APPLY.

Only holders of Rights that hold them directly or indirectly through a custodian bank or broker that is a direct participant in the European Clearing Systems or whose Rights are registered directly in the European Rights Register may exercise their Rights by paying the Subscription Price in Euros.

The excess of 10% over the U.S. dollar equivalent of the Euro-denominated final Subscription Price on March 10, 2016 (converted using the European Central Bank’s foreign exchange reference rate of Euro for U.S. dollars at 3:00 p.m. (CET) on that date) included in the Estimated U.S. Dollar Subscription Price has been established to cover possible currency exchange rate fluctuations between such date and April 7, 2016 (the “Calculation Date”) and the fees applicable to the exercise of New York Rights (U.S.$0.005 per New Share). On the Calculation Date, the U.S. dollar equivalent of the Euro-denominated Subscription Price (such equivalent price, the “Final U.S. Dollar Equivalent of the Subscription Price”) to be remitted to the Global Centralization Agent in respect of New York Rights exercises and oversubscription requests submitted by Holders that exercise New York Rights will be determined by using the European Central Bank’s foreign exchange reference rate of Euro for U.S. dollars at 3:00 p.m. (CET) on the Calculation Date.

If, on the Calculation Date, the sum of (x) the Estimated U.S. Dollar Subscription Price and (y) the fees applicable to the exercise of New York Rights that has been paid by a Holder exceeds the Final U.S. Dollar Equivalent of the Subscription Price, the New York Rights Agent will return any excess U.S. dollar amount to DTC (for further crediting to the respective DTC participant) or the relevant Holder, as the case may be. If the Estimated U.S. Dollar Subscription Price is insufficient to pay the sum of (x) the Final U.S. Dollar Equivalent of the Subscription Price and (y) the fees applicable to the exercise of New York Rights, the New York Rights Agent will fund the balance for them and pay the Final U.S. Dollar Subscription Price to ArcelorMittal but will not deliver the New Shares to such subscribing Holders of New York Rights until it has received payment of the deficiency. The New York Rights Agent may sell all or a portion of the New Shares to the extent necessary to pay any shortfall that is not paid within 14 days of notice of the deficiency. The sale of New Shares to pay any shortfall that is not paid within 14 days of notice of the deficiency is subject to execution fees of up to U.S.$0.0325 per New Share sold.

Guaranteed Delivery Procedures

Guaranteed delivery procedures will not be available for exercise of the Rights.

Exercise Ratio

The exercise of 10 Rights entitles a Holder to subscribe for 7 New Shares against payment of the Subscription Price of € 2.20 per New Share. No fractional New Shares will be issued. Accordingly, even if a Holder decides to exercise all of its Rights, it may hold more Rights than can be exercised for an integral number of New Shares. Such Holder must either sell these excess Rights or purchase enough additional Rights to be able to subscribe for additional whole New Shares. Any Rights, including Rights in excess of the nearest integral multiple of the subscription ratio, that are neither exercised nor sold by the applicable deadlines will expire and become null and void without any payment of compensation.

Oversubscription Privilege

Each Holder that subscribes for at least 7 New Shares under its primary subscription right pursuant to its Rights will have an Oversubscription Privilege to submit, at the time of exercising such Holder’s Rights, a request, on a firm, unconditional and irrevocable basis, to subscribe at the Subscription Price for additional New Shares, to the extent any New Shares remain at the end of the subscription period that have not otherwise been subscribed for pursuant to the exercise of Rights. A Holder may only make a request for additional New Shares if such Holder has subscribed for at least 7 New Shares under its primary subscription right pursuant to its Rights. Requests for additional New Shares must be made for a particular amount of additional New Shares and will be deemed to be made on a firm, irrevocable and unconditional basis even though they may not be met in their entirety (or at all) by virtue of the allocation rules described below. There is no limit on the number of additional New Shares a Holder may request, although such requests will be subject to pro-ration and rounding adjustments to the extent there are insufficient Surplus Shares to fulfill all such requests by Holders.

Holders of New York Rights must follow the instructions for exercising their Oversubscription Privileges described under “—Conversion of U.S. Dollars to Euros”.

In the event that, upon expiration of the Rights exercise period, there are Surplus Shares, such Surplus Shares shall be allocated to Holders that have made valid requests for additional New Shares pursuant to the Oversubscription Privilege. In the event that the number of additional New Shares requested pursuant to valid oversubscription requests is greater than the total number of Surplus Shares, the Global Centralization Agent will allocate the Surplus Shares on a pro rata basis (with rounding adjustments as the case may be) in proportion to the number of Rights validly delivered and exercised by each Holder relative to the total number of Rights validly delivered and exercised by all Holders exercising the oversubscription rights (excluding in each case the oversubscription by such Holders), in each case in an amount that does not exceed the maximum number of additional New Shares requested by such Holder in its oversubscription request. Rights held by different Holders may not be combined for purposes of making an oversubscription request.

Accordingly, in allocating New Shares pursuant to the Rights:

•	First, New Shares will be allocated to Holders of Rights pursuant to exercises of the primary subscription right pursuant to the Rights.

•	Second, any Surplus Shares will be allocated among the Holders of Rights who exercise the Oversubscription Privilege, in accordance with the following formula:

¡	Each Holder who exercises the Oversubscription Privilege will be allocated a percentage of the Surplus Shares equal to the percentage that results from dividing (i) the number of Rights that Holder validly delivered and exercised by (ii) the total number of Rights validly delivered and exercised by all Holders exercising the Oversubscription Privilege.

¡	If the allocation of Surplus Shares pursuant to the formula described above would result in any Holder receiving a greater number of Surplus Shares than that Holder requested pursuant to the Oversubscription Privilege, then such Holder will be allocated only the maximum number of Surplus Shares the Holder requested pursuant to the Oversubscription Privilege.

¡	Fractional New Shares will not be delivered. As a result, if fractional New Shares result from the allocation, the number will be rounded down to the nearest whole number such that the result is a whole number of additional New Shares for allocation to each subscriber.

•	Any Surplus Shares that remain available as a result of the allocation described above being greater than a Holder’s oversubscription request or avoiding fractional New Shares will be allocated among all remaining Holders who exercised the Oversubscription Privilege and whose initial allocations were less than the number of New Shares they requested. This allocation will be made pursuant to the same formula described above and repeated, if necessary, until all available Surplus Shares have been allocated or all oversubscription requests have been satisfied in full.

BNP Paribas Securities Services, which is acting as the global centralizing agent Global Centralizing Agent will determine during the centralization period whether there are any Surplus Shares to be allocated and will allocate the Surplus Shares as described above. The Global Centralizing Agent will provide a notice to ArcelorMittal and the Joint Global Coordinators on April 4, 2016 stating (i) the number of New Shares subscribed for pursuant to the basic subscription right under the Rights; (ii) the number of additional New Shares requested pursuant to valid oversubscription requests; (iii) the number of New Shares allocated pursuant to valid oversubscription requests; and (iv) the number of Rump Shares (if any) remaining.

Any excess payments will be returned without interest or deduction as soon as reasonably practicable after the expiration date of the Rights exercise period.

Allocation and Crediting of Rights

ArcelorMittal will grant holders of existing ArcelorMittal ordinary shares one Right per existing ArcelorMittal ordinary share held as of the close of trading in each applicable market where the ordinary shares are traded on the Record Date (at 5:00 p.m. (New York City time) in the case of the New York Stock Exchange). No Rights will be delivered in respect of fractional ArcelorMittal ordinary shares. No fractional Rights will be issued.

Rights will be allocated and credited to shareholders of ArcelorMittal as follows:

•	Ordinary shares held in book entry form through the DTC system through custody accounts with custodian banks or brokers. Each existing ordinary share registered in the name of Cede & Co. as of 5:00 p.m. (New York City time) on March 14, 2016 will be credited with one New York Right on March 15, 2016 after 5:00 p.m. (New York City time). Allocation and notification will then be made by DTC to DTC participant custodian banks or brokers, which is expected to occur on or about March 17, 2016.

•	Ordinary shares held directly in the ArcelorMittal New York Share Register. Each existing ordinary share held by shareholders registered directly in the New York Share Register as of 5:00 p.m. (New York City time) on March 14, 2016 will be credited with one New York Right on March 15, 2016 that will be directly registered in the New York Rights Register. Allocations and distributions of New York Rights to the shareholder will be made directly by the New York Rights Agent.

•

Ordinary shares held in book entry form through the European Clearing Systems through custody accounts with custodian banks or brokers. Each existing ordinary share held in book entry form in the European Clearing systems (as defined below) as of the close of trading on March 14, 2016 will be allocated one Right. ArcelorMittal will initially register the Rights in the name of the Nederlands

Centraal Instituut voor Giraal Effectenverkeer B.V., trading under Euroclear Nederland, located at Herengracht 459-469, 1017 BS Amsterdam, the Netherlands (“Euroclear Netherlands”), who will then credit its respective participants, including Clearstream Banking, société anonyme (“Clearstream Luxembourg”), Euroclear Bank S.A./N.V. (“Euroclear Bank”), Euroclear France S.A. (“Euroclear France”), and Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (“IBERCLEAR”, and, together with Euroclear Netherlands, Clearstream Luxembourg, Euroclear Bank, Euroclear France, the “European Clearing Systems”) Each of the European Clearing Systems will be responsible for crediting its own participants with Rights for value on March 15, 2016.

•	Ordinary shares held directly in the European Share Register. Each existing ordinary share held by shareholders registered directly in the European Share Register as of the close of trading on March 14, 2016 will be credited with one Right on March 15, 2016 that will be directly registered in a local rights register maintained in Luxembourg on behalf of ArcelorMittal by BNP Paribas Securities Services (the “European Registrar”).

Treasury Shares

As of March 9, 2016, ArcelorMittal and its direct subsidiaries held a total of 10,867 ArcelorMittal shares and indirect subsidiaries of ArcelorMittal held a total of 8,563,131 ArcelorMittal shares. Although Rights will be allocated in respect of all of these ArcelorMittal shares, ArcelorMittal and its direct subsidiaries are not entitled to exercise such Rights and intend instead to sell them in the market. The indirect subsidiaries of ArcelorMittal are entitled to exercise their Rights but do not intend to do so and intend instead to sell them in the market.

Trading, Listing and Sale of Rights

The New York Rights are expected to be admitted for trading on the New York Stock Exchange and the Rights are expected to be admitted to trading on each of the European Stock Exchanges.

•	Trading of New York Rights on the New York Stock Exchange is expected to begin on a “when issued” basis on March 11, 2016 and to end on March 23, 2016.

•	Trading of Rights on the European Stock Exchanges will begin on March 15, 2016. Trading of Rights will end on March 22, 2016 on the Spanish Stock Exchanges, and on March 24, 2016 on the Luxembourg Stock Exchange, Euronext Amsterdam and Euronext Paris.

The Rights have been assigned the following identification numbers:

•	CUSIP: 03938L112 (New York Rights)

•	ISIN: US03938L1127 (New York Rights)

•	ISIN: LU1376516610

•	Ticker Symbols for the Rights:

•	NYSE:

•	New York Rights (when-issued): MT WS WI

•	New York Rights: MT WS

•	Luxembourg Stock Exchange: MTLS

•	Euronext Amsterdam: MTR

•	Euronext Paris: MTDS

•	Spanish Stock Exchanges: MTS.D

Rights held via book entry in DTC or the European Clearing Systems. During the period during which Rights are to be traded, Holders who hold Rights admitted for trading on the European Stock Exchanges via book entry in the European Clearing Systems will be able to trade their Rights and, accordingly, may instruct their custodian bank or broker to sell part or all of their Rights or buy additional Rights on the European Stock Exchanges. Holders who hold New York Rights listed on the New York Stock Exchange via book entry through DTC will be able to trade their New York Rights and, accordingly, may sell their New York Rights through the New York Rights Agent or may instruct their custodian bank or broker to sell part or all of their New York Rights or buy additional New York Rights on the New York Stock Exchange. The books of the New York Rights Agent will be open for transfers of Rights between the European Rights Register and the New York Rights Register from March 15, 2016 through March 24, 2016. The sale of New York Rights through the New York Rights Agent is subject to execution fees of up to U.S.$0.0325 per New York Right sold.

Rights held directly in the New York Rights Register. Holders of New York Rights directly registered in the New York Rights Register (“New York Registered Rightsholders”) may sell their New York Rights through the New York Rights Agent or may instruct the New York Rights Agent to deposit their New York Rights with a custodian bank or broker that is a participant of DTC in order to enable the sale of such New York Rights through such custodian bank or broker. New York Registered Rightsholders who wish to sell some or all of their New York Rights through the New York Rights Agent must deliver completed instructions directing the New York Rights Agent to sell their New York Rights on their behalf no later than 5:00 p.m. (New York City time) on March 22, 2016 (the “New York Registered Selling Deadline”), and the New York Rights Agent will endeavor to sell all such New York Rights to the extent market conditions permit. The New York Rights Agent is under no obligation to sell any New York Rights on behalf of New York Registered Rightsholders who do not return correctly completed instructions by the New York Registered Selling Deadline. After 5.00 p.m. (New York City time) on March 29, 2016, each seller of New York Rights through the New York Rights Agent will receive the net sale price for the New York Rights sold, calculated on the basis of the weighted average of all sales of New York Rights by the New York Rights Agent during the New York Rights trading period net of expenses, commissions, fees and taxes incurred in connection with such sales. The sale of New York Rights through the New York Rights Agent is subject to execution fees of up to U.S.$0.0325 per New York Right sold.

Rights held directly in the European Rights Register. Holders of Rights directly registered in the European Rights Register (“European Registered Rightsholders”) may sell their Rights through the European Registrar or may instruct the European Registrar to deposit their Rights with a custodian bank or broker that is a participant in the European Clearing Systems in order to be credited to a custody account with a custodian bank or broker. European Registered Rightsholders who wish to sell some or all of their Rights through the European Registrar must deliver completed instructions directing the European Registrar to sell their Rights on their behalf no later than March 24, 2016. The European Registrar will charge investors its customary brokerage and other fees and costs for such service. Investors should note that such request will only be processed if the selling instruction is received by the European Registrar prior to 3:00 p.m. (CET) on the business day of receipt of such a request.

Exercise of Rights

General

The exercise of 10 Rights entitles the exercising Holder to subscribe for 7 New Shares against payment of the Subscription Price. If the exercising Holder is directly registered in the New York Rights Register or holds its New York Rights through book entry in the DTC system, such Holder must forward the Estimated U.S. Dollar Subscription Price to the New York Rights Agent (for Holders whose Rights are directly registered in the New York Rights Register) or through its custodian bank or broker to DTC for further forwarding to the New York Rights Agent (for Holders who hold New York Rights in the DTC system). The exercise of Rights is irrevocable and may not be withdrawn, cancelled or modified.

No fractional New Shares will be issued. Accordingly, even if a Holder decides to exercise all of its Rights, it may hold more Rights than can be exercised for an integral number of New Shares. Such Holder must either sell these excess Rights or purchase enough additional Rights to be able to subscribe for additional full

New Shares. Any Rights, including Rights in excess of the nearest integral multiple of the subscription ratio, that are neither exercised nor sold by the applicable deadlines will expire and become null and void without any payment of compensation.

No arrangements have been made for the automatic sale of Rights on behalf of any shareholder that does not take affirmative action to exercise or sell such Rights. Accordingly, unless a Holder takes appropriate action as described herein, it will lose the value of the Rights.

The Rights will be granted to all shareholders of ArcelorMittal but may only be exercised by shareholders of ArcelorMittal (or subsequent purchasers of the Rights) who can lawfully do so under any law applicable to them. The New Shares to be issued upon exercise of the Rights (including any exercise of the Oversubscription Privilege) will only be issued to Holders of Rights who are lawfully able to exercise Rights under applicable law. By exercising Rights you will be deemed to represent that you are lawfully able to exercises the Rights under applicable law. ArcelorMittal has taken all necessary actions to ensure that Rights may lawfully be exercised by, and New Shares to be issued upon the exercise of Rights may lawfully be offered to, the public (including shareholders of the ArcelorMittal and Holders of Rights) in the Grand Duchy of Luxembourg, France, the Netherlands, Spain and the United States.

Upon instruction from a holder of New York Rights that has an address outside of certain eligible mailing jurisdictions, the New York Rights Agent will use commercially reasonable efforts to sell the New York Rights it holds for such instructing holder and will distribute the net cash proceeds from such sales (calculated on the basis of the weighted average of all sales of New York Rights by the New York Rights Agent and net of applicable fees, taxes and expenses) to such holders.

ArcelorMittal reserves the right to treat as invalid any acceptance or purported exercise of Rights which appears to ArcelorMittal or its agents to have been executed, effected or dispatched in a manner which may involve a breach of the securities laws or regulations of any jurisdiction or if ArcelorMittal or its agents believe that the same may violate applicable legal or regulatory requirements.

Holders of New York Rights will be able to exercise their New York Rights by paying the Estimated U.S. Dollar Subscription Price as described under “—Conversion of U.S. Dollars to Euros ”, which Estimated U.S. Dollar Subscription Price includes an excess of 10% over the U.S. dollar equivalent of the Euro-denominated final Subscription Price on March 10, 2016 (converted using the European Central Bank’s foreign exchange reference rate of Euro for U.S. dollars at 3:00 p.m. (CET) on that date) to cover possible currency rate fluctuations between such date and the Calculation Date and the fees applicable to the exercise of New York Rights (U.S.$0.005 per New Share).

Rights Exercise Period

The Rights exercise period for New York Rights will run from March 15, 2016 to 5:00 p.m. (New York City time) on March 29, 2016.

The Rights exercise period for Rights held via book entry in the European Clearing Systems will run from March 15, 2016 to 5:00 p.m. (CET) on March 30, 2016 except for Rights traded on the Spanish Stock Exchanges, for which the deadline will be 12:00 noon (CET) on March 30, 2016. The rights exercise period for Rights held directly in the European Rights Register will run from March 15, 2016 to 12:00 noon (CET) on March 30, 2016.

Exercise Procedures

The instructions for exercising Rights and the oversubscription privilege are as follows:

General

•	New York Rights held via book entry in the DTC system through custody accounts with custodian banks and brokers:

Direct participants in DTC must (i) deliver subscription instructions through DTC’s applicable function and (ii) instruct DTC to charge their accounts the applicable Estimated U.S. Dollar Subscription Price (including any amounts in respect of additional New Shares requested pursuant to the Oversubscription Privilege) prior to 5:00 p.m. (New York City time) on March 29, 2016. New York Rights held via book entry indirectly through a participant in DTC may be exercised only through a Holder’s respective custodian bank or broker, as the case may be. Holders must deliver instructions for exercising New York Rights and irrevocable payment instructions to such custodian bank or broker in accordance with the procedures and within the time periods set by such custodian bank or broker. Holders should follow the instructions of their custodian bank or broker. In the event that Holders have not been informed of such procedures by the start of the Rights trading period, they should contact their custodian bank or broker. New York Rights not exercised as described above will expire and become null and void without any payment of compensation.

•	New York Rights held directly in the New York Rights Register:

Holders of New York Rights directly registered in the New York Rights Register may exercise some or all of their New York Rights by completing their New York Rights subscription form and returning it to the New York Rights Agent along with the Estimated U.S. dollar Subscription Price in respect of any of the New Shares for which such Holder elects to subscribe (including any amounts in respect of additional New Shares requested pursuant to the Oversubscription Privilege) (as described under “—Conversion of U.S. Dollars to Euros” above) in the form of personal check to the New York Rights Agent:

•	By First Class Mail:

Citibank, N.A.

c/o Voluntary Corporate Actions

P.O. Box 43011

Providence, RI 02940-3011

•	By Express Mail or Overnight Delivery:

Citibank, N.A.

c/o Voluntary Corporate Actions

250 Royall Street, Suite V

Canton, MA 02021

The required amount must be received by the New York Rights Agent no later than 5:00 p.m. (New York City time) on March 29, 2016 in order for the New York Rights to be considered validly exercised.

Holders who (i) fail to deliver the New York Rights subscription form to the New York Rights Agent by the expiration deadline, (ii) have delivered the New York Rights subscription form but have failed to complete such subscription form or (iii) have failed to make complete payment of the Estimated U.S. Dollar Subscription Price in respect of any of the New Shares for which such Holder elects to subscribe or to make an oversubscription request, including if checks do not clear, will be deemed to have elected to waive the New York Rights (or such portion thereof in respect of which such Holder has failed to make payment) and such Rights will expire and become null and void without any payment of compensation.

•	Rights held via book entry in the European Clearing Systems through custody accounts with custodian banks or brokers:

Direct participants in the European Clearing Systems, on behalf of Holders that hold Rights through them, must (i) submit a global exercise notice to BNP Paribas Securities Services (the “European Centralizing Agent”) in the form specified by the European Centralizing Agent no later than March 30, 2016 at 5:00 p.m. (CET); (ii) deliver Rights thus exercised to the European Centralizing Agent no later than March 31, 2016 at 3:00 p.m. (CET) (the “Rights Delivery Deadline”) and (iii) make payment of the related subscription monies (including any amounts in respect of additional New Shares requested pursuant to the Oversubscription Privilege) to the account designated by the European Centralizing Agent no later than for value on April 8, 2016 or as otherwise agreed with the European Centralizing Agent. To the extent any global exercise notice is submitted that purports to exercise more Rights than the relevant participant ultimately delivers on or prior to the Rights Delivery Deadline, any purported exercise of Rights in excess of the Rights actually delivered by the deadline will be disregarded to the extent of such excess. Holders that hold indirectly through a custodian bank or broker that is a direct participant in the European Clearing Systems must deliver instructions for exercising Rights and irrevocable payment instructions to such custodian bank or broker in accordance with the procedures and within the time periods set by such custodian bank or broker. Holders should follow the instructions of their custodian bank or broker. In the event that Holders have not been informed of such procedures by the start of the Rights trading period, they should contact their custodian bank or broker. Rights not exercised as described above will expire and become null and void without any payment of compensation.

•	Rights held by investors directly registered in the European Rights Register:

Rights may be exercised only through the European Registrar as described below. Holders of Rights directly registered in the European Rights Register may exercise some or all of their Rights by completing and delivering an exercise notice (which will be provided to them by the European Registrar) along with payment of the Subscription Price (including any amounts in respect of additional New Shares requested pursuant to the Oversubscription Privilege) to the European Registrar. Investors directly registered in the European Rights Register must notify the European Registrar of their decision to exercise their Rights no later than 12:00 noon (CET) on March 30, 2016. Any such exercise decision will be irrevocable.

The New York Rights Agent will centralize the exercise of New York Rights in the United States and coordinate the inclusion of the New York Rights exercised in the United States in the global centralization performed by the Global Centralizing Agent. All exercise notices will be centralized by the Global Centralizing Agent. The global centralization will be completed on April 4, 2016.

Rump Placement

The underwriters have agreed on a several basis, on the terms and subject to the conditions described in “Plan of Distribution—Underwriting Agreement”, to underwrite their relevant proportion of any New Shares (other than New Shares subscribed pursuant to the Shareholders Commitment) that are not subscribed in the Rights offering, including through oversubscription, and to market such New Shares to potential investors. The New Shares, if any, for which Rights have not been validly exercised during the Rights Exercise Period, including through oversubscription may be sold by way of (i) private placements outside the United States in accordance with applicable securities laws and (ii) a public offering in the United States registered under the Securities Act. In the European Economic Area, the Rump Shares will be offered to qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive.

The Rump Placement, if any, is expected to take place on or about April 5, 2016.

Settlement and Delivery

ArcelorMittal ordinary shares have been accepted for clearance through DTC. For holders of New York Rights participating in the Rights offering through the New York Rights Agent delivery of the New Shares is expected to take place on or about April 11, 2016. The New York Rights Agent expects to deliver the New Shares to such holders on or about April 11, 2016 through DTC or by direct registration in the New York Share Register, as applicable. Statements and refund checks, if any, for holders of Rights that are directly registered in the New York Share Register will be mailed to registered Holders on or about April 13, 2016.

Delivery of New Shares against payment will take place through the European Clearing Systems for New Shares delivered to holders of Rights held through such systems or by registration in the European Share Register for New Shares delivered to holders of Rights registered directly in the European Share Register. For holders of Rights who exercised via book entry in the European Clearing Systems, delivery of the New Shares against payment of the Subscription Price is expected to take place on or about April 8, 2016.

For holders of Rights participating in the Rights offering through the European Registrar, delivery of the New Shares against payment of the Subscription Price is expected to take place through registration on the European Share Register on or about April 8, 2016.

Delivery of the Rump Shares is expected to take place on or about April 8, 2016.

Theoretical Value of the Rights

Based on the closing price of ArcelorMittal’s shares on Euronext Amsterdam on March 10, 2016, the theoretical ex-right price (“TERP”) is € 3.40, the theoretical value of one Right is € 0.84, and the discount of the Subscription Price to TERP is 35.3%.

The TERP can be regarded as the theoretical price of the shares following completion of the rights offering, and is determined (on a per share basis) on the basis of the following formula:

TERP	=	(S x P) + (Sn x Pn)
S + Sn

whereby the factor “S” represents the number of outstanding ArcelorMittal shares prior to the launch of the rights offering (excluding the shares held in treasury by the Group), i.e. 1,794,785,340 shares, “P” represents the closing price of the ArcelorMittal shares as quoted on the regulated market of Euronext Amsterdam prior to the launch of the rights offering and separation of the Rights, i.e. € 4.24 per ArcelorMittal share on March 10, 2016, “Sn” represents the number of New Shares issuable in the Rights Offering, i.e. 1,262,351,531 New Shares, and “Pn” represents the Subscription Price of the New Shares issuable in the rights offering, i.e. € 2.20 per Share.

Based on the formula to determine the TERP, the theoretical value (“TV”) of one Right can be determined on the basis of the following formula:

TV	=	(TERP – Pn) x	Sn
S

whereby the factors “S”, “Sn” and “Pn” have the meaning given to them in the TERP formula above.

Other Information

Percentage in capital and voting rights represented by the New Shares

On the basis of the decision by ArcelorMittal and its direct and indirect subsidiaries to sell all Rights allocated to existing shares held by them and taking into account the 8 Rights which cannot be exercised since their exercise would result in the issuance of fractional shares, the maximum number of New Shares that may be issued upon exercise of the Rights is 1,262,351,531, representing 41.18% of ArcelorMittal’s share capital after the share capital increase. Taking into account the 8,573,998 shares held by the Group as at March 9, 2016 for which voting rights are suspended as long as they are owned by the Group, the New Shares will represent 41.29% of the voting rights in ArcelorMittal after the share capital increase.

Termination of the exercise of Rights

The exercise of the Rights and the issue of the New Shares are contingent upon the underwriting agreement not being terminated as described under “Plan of Distribution” below.

Consequently, if the underwriting agreement is terminated prior to the delivery of the New Shares on or about April 8, 2016, any exercise of Rights will be automatically cancelled, no New Shares will be issued and any funds transferred in respect of the Subscription Price will be returned to the relevant Holders, without interest. However, prior trading in Rights will not be affected or cancelled.

In the event the underwriting agreement is terminated, ArcelorMittal will notify Holders by way of a press release.

Publication of the results of the Offering

ArcelorMittal will publish the final results of the offering by press release on or about April 8, 2016.

Applicable law and jurisdiction

The Rights and the New Shares are governed by Luxembourg law and any dispute or suit relating to the Rights, their exercise, or the New Shares will be subject to the exclusive jurisdiction of the Luxembourg courts.

Dilution

As of December 31, 2015, after adjustment to take into account the conversion into ordinary shares of ArcelorMittal’s mandatory convertible subordinated notes at maturity on January 15, 2016, the book value of ArcelorMittal’s shareholders’ equity attributable to the equity holders of the parent was U.S.$25,272 million or U.S.$14.08 per ordinary share, based on 1,794,785,340 ArcelorMittal ordinary shares outstanding (excluding the shares held in treasury by the Group). Based on the foregoing and after adjustment to take into account the issuance of 1,262,351,531 New Shares at the Subscription Price in connection with the offering, and following the deduction of costs of the offering estimated at €33 million (excluding any potential discretionary fees), the book value of ArcelorMittal’s shareholders’ equity attributable to the equity holders of the parent recorded in the statement of financial position under IFRS as of December 31, 2015 would have been U.S.$28,260 million or U.S.$9.24 per New Share. This corresponds to a dilution in ArcelorMittal’s share capital by U.S.$4.84 or 34.4% per share for existing shareholders. For purposes of these adjustments, the Subscription Price and the costs of the offering estimated at €33 million have been converted into U.S. dollars at an exchange rate of €1.00 = U.S.$1.09, which corresponds to the U.S. Dollar / Euro exchange rate in effect at December 31, 2015.

Assuming that an existing shareholder of the Company holding 1% of the Company’s share capital prior to the offering does not exercise the Rights allocated to it in the offering, based on the number of the Company’s shares in issue as of the date of this prospectus supplement and assuming that all other Rights are exercised, such shareholder’s participation in the Company’s share capital would decrease to 0.59% as a result of the offering.

If a shareholder exercises all Rights allocated to it, there will be no dilution in terms of participation in the Company’s share capital or in terms of its dividend rights.

Stock Exchange Listing, ISINs, CUSIPs, Ticker Symbols

Application has been made or will be made to list the New Shares on the European Stock Exchanges starting on April 8, 2016 and to list the New Shares registered in the New York Share Register on the New York Stock Exchange starting on April 11, 2016. Upon commencement of trading, the New Shares will be included in the existing listing of ArcelorMittal’s ordinary shares.

The securities identification numbers for the Rights and ArcelorMittal’s ordinary shares are as follows:

International Securities Identification Number (ISIN)	Ordinary shares (New York Share Register):	US03938L104
	Ordinary shares (European Share Register):	LU0323134006
	New York Rights:	US03938L1127
	Rights:	LU1376516610

CUSIPs	Ordinary shares (New York Share Register):	03938L104
	New York Rights:	03938L112

The New Shares and the Rights are expected to trade using the following ticket symbols:

Exchange	Symbol (Shares)	Symbol (Rights)
MT WS WI (when issued)
New York Stock Exchange	MT	MT WS
Luxembourg Stock Exchange	MT	MTLS
Euronext Amsterdam	MT	MTR
Euronext Paris	MT	MTDS
Spanish Stock Exchanges	MTS	MTS.D

PLAN OF DISTRIBUTION

Underwriting Agreement

The underwriters for the offering are listed in the table below. Pursuant to an underwriting agreement dated March 11, 2016 among the Company, Goldman Sachs International, Crédit Agricole Corporate and Investment Bank, Merrill Lynch International (the “Joint Global Coordinators”), Barclays Bank PLC, BNP PARIBAS, Citigroup Global Markets Limited, J.P. Morgan Securities plc and Société Générale (together with the Joint Global Coordinators, the “underwriters”) and Banca IMI S.p.A., Banco Bilbao Vizcaya Argentaria, S.A., Banco Santander, S.A., COMMERZBANK Aktiengesellschaft—London Branch, Deutsche Bank AG, London Branch, ING Belgium SA/NV, Natixis, RBC Europe Limited, SMBC Nikko Capital Markets Limited and UniCredit Bank AG (the “co-lead managers”). The underwriters have agreed on a several basis, on the terms and subject to the conditions described below, to underwrite their relevant proportion of any New Shares (other than New Shares subscribed pursuant to the Shareholders’ Commitment) that are not subscribed in the Rights offering, including through oversubscription (the “Underwritten Shares”) as set out in the table below. The co-lead managers will not underwrite any portion of the offering.

Underwriters	Maximum Number of Underwritten Shares	Percentage of Underwritten Shares
Goldman Sachs International	209,966,915	26.56%
Crédit Agricole Corporate and Investment Bank	139,977,944	17.71%
Merrill Lynch International	139,977,944	17.71%
Barclays Bank PLC	60,122,449	7.61%
BNP PARIBAS	60,122,449	7.61%
Citigroup Global Markets Limited	60,122,449	7.61%
J.P. Morgan Securities plc	60,122,449	7.61%
Société Générale	60,122,449	7.61%

Total	790,535,046	100%

The underwriting agreement provides that the underwriters will pay the Subscription Price to the Company for the Underwritten Shares. According to the underwriting agreement, the Company has agreed to pay the following commissions: (1) to the Joint Global Coordinators a management fee of 0.10% of the aggregate amount of the Subscription Price for all New Shares issued by the Company in the offering excluding the New Shares subscribed pursuant to the Shareholders’ Commitment (the “Underwriting Proceeds”) payable at the closing date and to be allocated to each Joint Global Coordinator based on its pro rata share, (2) to the Joint Global Coordinators for distribution to the several underwriters, an underwriting commission of 1.10% of the Underwriting Proceeds, payable at the closing date and to be allocated to each underwriter based on its pro rata share set forth in the table above, and (3) to the Joint Global Coordinators and/or the Underwriters at the Company’s absolute discretion, payable up to 30 days after the closing date an incentive fee of up to 0.2981% of the Underwriting Proceeds, including any applicable amount of VAT.

In addition to the fees set out above, the Company has agreed to pay (i) the Joint Global Coordinators a standby commitment fee of 0.15% of the initially committed amount of U.S. $1,881 million to be allocated to each Joint Global Coordinator based on its pro rata share and (2) the Co-Lead Managers a total of U.S. $3 million to be allocated equally among the co-lead managers.

The Company has also agreed to indemnify the underwriters and the co-lead managers against certain customary liability obligations.

The underwriting agreement also provides that the obligations of the underwriters to consummate the offering are subject to the reservation that certain conditions are satisfied, including, among others, (1) the Mittal Family Trust Entities have performed their obligations under the Shareholders’ Commitment, (2) no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries has occurred, (3) the receipt of customary confirmations and legal opinions meeting the underwriters’ requirements, and (4) the making of necessary filings and the receipt of necessary approvals in connection with the offering.

The underwriting agreement may also be terminated by the Joint Global Coordinators on behalf of the underwriters, by giving notice to the Company at any time on or prior to the settlement date in respect of the Underwritten Shares if certain events occur, including customary termination events such as, among others, a material adverse change in certain financial markets, an outbreak of hostilities or other calamity or crisis or change in certain political, financial or economic conditions or currency exchange rates, suspension or material limitation in the trading of any securities issued or guaranteed by the Company in certain markets or of trading generally on the European Stock Exchanges or on the New York Stock Exchange, or material disruptions in certain commercial banking or securities settlement or clearance services, which the Joint Global Coordinators consider sufficiently material in the context of the offering such as to make it impracticable or inadvisable to proceed with the offering or the sale and delivery of the New Shares. For additional information, see “Risk Factors Related to the Offering—Termination of the underwriting agreement could have a material adverse effect on the trading price of the Rights and the Rights would become null and void.”

None of the underwriters are U.S.-registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the New Shares in the United States, they will do so through one or more U.S. registered broker-dealers, which may be affiliates of such underwriters, in accordance with the applicable U.S. securities laws and regulations, and as permitted by the Financial Industry Regulatory Authority, Inc. regulations. Underwriters that are not U.S.-registered broker-dealers will not be able to make offers or sales in the United States otherwise than through Rule 15a-6 under the U.S. Securities Exchange Act of 1934, as amended.

If the underwriting agreement is terminated prior to the delivery of the New Shares on or about April 8, 2016, ArcelorMittal will notify Holders by way of a press release and any exercise of Rights will be automatically cancelled, no New Shares will be issued and any funds transferred in respect of the Subscription Price will be returned to the relevant Holders, without interest. However, prior trading in Rights will not be affected or cancelled.

Shareholder Commitment Agreement

The Mittal Family Trust Entities have committed to the Company to fully exercise the Rights allocated to them during the Rights exercise period and accordingly to subscribe, when taken together, for an aggregate amount of 471,816,485 New Shares.

Lock-up Agreements

Company Lock-up

The Company has agreed with the underwriters that it will not, (and will not announce the intention to) without the prior consent of the Joint Global Coordinators on behalf of the underwriters and except as set forth below, until 180 days following the settlement of the Underwritten Shares, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any ordinary shares of the Company, including any New Shares, or any options or warrants to purchase any ordinary shares of the Company, or any securities convertible into, exchangeable for or that represent the right to receive ordinary shares of the Company, whether now owned or hereinafter acquired, owned directly by the Company or with respect to which the Company has beneficial ownership, other than (i) the issuance or offering of the New Shares pursuant to the offering; (ii) the ordinary shares to be offered and sold pursuant to any existing employee benefit plans, employee share offering or employee stock option plan (including any amendment or renewal thereof) of the

Company and its subsidiaries; (iii) any ordinary shares to be delivered as executive or employee compensation, including pursuant to any stock option plan of the Company or bonuses paid in shares, or to fund any pension plan of the Company or its subsidiaries; (iv) any new or existing shares of the Company issued as dividends in kind; (v) any issue of ordinary shares by way of capitalization of reserves to be held in treasury by the Group and to be used for the purposes referred to in clause (ii) to (iv) of this paragraph; or (vi) shares or other equity securities of the Company issued as consideration for mergers or acquisitions or any other contribution in kind, provided that (in the case of clause (vi) only) any recipient of such securities irrevocably agrees to the obligations set out in this paragraph for its remaining duration.

Significant Shareholders’ Lock-up

The Mittal Family Trust Entities have agreed with the underwriters that they will not, (and will not announce the intention to) except as set forth below, until (a) 180 days following the settlement of the offering or (b) if the underwriting agreement terminates prior to such date, the date of such termination, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any ordinary shares of the Company, or any options or warrants to purchase any ordinary shares of the Company, or any securities convertible into, exchangeable for or that represent the right to receive ordinary shares of the Company, whether now owned or hereinafter acquired, whether owned directly (including holding as a custodian) or with respect to which each has beneficial ownership.

The restriction above precludes the Mittal Family Trust Entities from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of their respective shares, whether held or beneficially owned by them, even if such shares would be disposed of by someone other than the Mittal Family Trust Entities. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Mittal Family Trust Entities’ shares or with respect to any security that includes, relates to or derives any significant part of its value from such shares.

Subject to certain restrictions, the foregoing shall not apply to transfers of shares (i) as bona fide gifts, (ii) to any trust for the direct or indirect benefit of Mr. and Mrs. Lakshmi N. Mittal or the immediate family of Mr. and Mrs. Lakshmi N. Mittal, or to any company wholly owned, whether directly or indirectly, by any such trust, (iii) with the prior written consent of the Joint Global Coordinators on behalf of the underwriters, or (iv) to any wholly-owned subsidiary.

In addition, subject to certain restrictions the foregoing will not apply to (i) any transfer of shares in the context of a restructuring of the structure through which trusts benefitting the Mittal family hold, directly or indirectly, ordinary shares of the Company, or (ii) any transfer of shares or other securities (a) in connection with a public tender or exchange offer for the shares of the Company within the scope of the Luxembourg law concerning public takeovers or (b) in the context and in consideration of any merger or acquisition of assets.

Other Relations Between the Underwriters and ArcelorMittal

From time to time, the underwriters and their affiliates have provided, and may in the future provide, investment banking services and other commercial activities in the ordinary course of business to the Company and its affiliates, and the underwriters and their affiliates have provided, and may in the future provide, investment advisory and commercial banking services to the Company and its affiliates, for which they have received or may in the future receive customary fees and commissions.

In connection with the offering, each of the underwriters and any affiliate acting as an investor for its own account may receive Rights (if they are current shareholders of the Company), and may exercise its Rights and acquire New Shares, or may take up Underwritten Shares, if any, and in that capacity, may retain, purchase or sell Rights, New Shares or Underwritten Shares and any other securities of the Company or other investments for its own account and may offer or sell such securities (or other investments) otherwise than in connection with the offering. Accordingly, references in this prospectus supplement to the Rights or Underwritten Shares being offered or placed should be read as including any offering or placement of Rights or New Shares to any of the underwriters and any affiliate acting in such capacity. In addition certain of the underwriters or their affiliates may enter into financing arrangements (including swaps) with investors in connection with which such underwriters (or their affiliates) may from time to time acquire, hold or dispose of Rights or New Shares. None of the underwriters intend to disclose the extent of any such investment or transactions otherwise than in accordance with any legal or regulatory obligation to do so.

In addition, Mr. Lakshmi N. Mittal, ArcelorMittal’s Chairman of the Board of Directors and Chief Executive Officer, is also a member of the board of directors of The Goldman Sachs Group, Inc., an affiliate of Goldman Sachs International, one of the underwriters of the offering.

Conflicts of Interest

As described in “Use of Proceeds,” the net proceeds from the exercise of Rights attributed in the offering will be used by ArcelorMittal to reduce its indebtedness. Because more than 5% of the net proceeds of this offering, not including underwriting compensation, may be received by the underwriters or their affiliates, or by co-lead managers and their affiliates, to the extent any one underwriter or co-lead manager, together with its affiliates, receives more than 5% of the net proceeds, such underwriter or co-lead manager would be considered to have a “conflict of interest” with ArcelorMittal in regard to this offering under FINRA Rule 5121. No underwriter or co-lead manager having a conflict of interest under FINRA Rule 5121 will confirm sales to any account over which the underwriter exercises discretionary authority without the prior written approval of the customer to which the account relates.

Selling Restrictions

The Rights are granted to all shareholders of the Company but may only be exercised by shareholders of the Company (or subsequent purchasers of the Rights) who can lawfully do so under any law applicable to them. The New Shares to be issued upon exercise of the Rights will only be issued to holders of Rights who are lawfully able to exercise Rights under applicable law. By exercising Rights you will be deemed to represent that you are lawfully able to exercise the Rights under applicable law. ArcelorMittal has taken all necessary actions to ensure that Rights may lawfully be exercised by, and New Shares to be issued upon the exercise of Rights may lawfully be offered to, the public (including shareholders of the Company and holders of Rights) in the United States, the Grand Duchy of Luxembourg, France, the Netherlands and Spain.

The Rump Shares are being offered only by way of (i) private placements outside the United States in accordance with applicable securities laws; and (ii) a public offering in the United States under the Securities Act. In the European Economic Area, the Rump Shares will be offered to qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive.

The distribution of this prospectus supplement and the accompanying prospectus, the acceptance, sale, purchase or exercise of Rights, the subscription for and acquisition of New Shares may, under the laws of certain countries, be governed by specific regulations. Accordingly, neither this document nor any advertisement or any other offering material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws or regulations. Individuals in possession of this prospectus supplement and the accompanying prospectus, or considering the acceptance, sale, purchase or exercise of Rights, the subscription for, or acquisition of, New Shares, must inquire about those regulations and about possible restrictions resulting from them, and comply with those restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. For further information on the manner of distribution of the Rights or New Shares, see the specific country notices below. Intermediaries cannot permit the acceptance, sale or exercise of Rights, the subscription for, or acquisition of, New Shares for clients whose addresses are in a country where such restrictions apply. No person receiving this prospectus supplement and the accompanying prospectus (including trustees and nominees) may distribute it in, or send it to, such countries, except in conformity with applicable law. The Company expressly disclaims any liability for non-compliance with the aforementioned restrictions.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Rights and the New Shares to which they relate or an offer to sell or the solicitation of an offer to buy Rights or New Shares in any circumstances in which such offer or solicitation is unlawful.

The following sections set out specific notices in relation to certain countries.

Certain Member States of the EEA

ArcelorMittal has not authorised any offer to the public of New Shares or Rights in any Member State of the European Economic Area (each, a “Member State”), other than the Grand Duchy of Luxembourg, France, the Netherlands and Spain. With respect to each Member State that has implemented the EU Prospectus Directive (each, a “Relevant Member State”), no action has been undertaken or will be undertaken to make an offer to the public of New Shares or Rights requiring a publication of a prospectus in that Relevant Member State, other than the Grand Duchy of Luxembourg, France, the Netherlands and Spain. As a result, the New Shares or Rights may only be offered in a Relevant Member State under the following exemptions of the EU Prospectus Directive, if they have been implemented in that Member State:

(a)	to any legal entity that is a qualified investor as defined in Article 2(1)(e) of the EU Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) as permitted under the EU Prospectus Directive, subject to obtaining the prior consent of the Joint Global Coordinators for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, if applicable;

provided that no such offer of New Shares shall result in a requirement for the publication by ArcelorMittal or any underwriter of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this paragraph, the expression an “offer to the public” of New Shares or Rights in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offering and the New Shares or Rights to be offered so as to enable an investor to decide to purchase or subscribe to any such securities, as the same may be varied in that Relevant Member State by any measure implementing the EU Prospectus Directive in that Relevant Member State; the expression “EU Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State.

Switzerland

The Rights and the New Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Rights or the New Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the Rights or the New Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Rights or New Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Rights or New Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Rights or New Shares.

Canada

This prospectus supplement and the accompanying prospectus may be distributed to accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Transactions in connection with the offering must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised within the time limit prescribed by the securities legislation of the relevant province or territory. The applicable provisions of the securities legislation of the relevant province or territory should be consulted for particulars of these rights or a legal advisor should be consulted.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre (“DIFC”)

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The Rights or New Shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Rights or New Shares offered should conduct their own due diligence on the Rights or New Shares. If investors do not understand the contents of this prospectus supplement and the accompanying prospectus, they should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement and the accompanying prospectus are strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the Rights or New Shares may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Hong Kong

Neither the Rights nor the New Shares have been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Rights or the New Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Rights or the New Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Rights or New Shares may not be circulated or distributed, nor may the Rights or New Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Rights or New Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(a)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired Rights or New Shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Australia and Japan

This prospectus supplement and the accompanying prospectus may not be distributed or otherwise made available in Australia or Japan, and the New Shares may not be, directly or indirectly, offered or sold, and the Rights may not be directly or indirectly distributed to, exercised or otherwise offered or sold, or exercised by any person, in Australia or Japan unless such distribution, offering, sale, or exercise is permitted under applicable laws of the relevant jurisdiction.

TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Considerations

The following summary sets forth certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership, disposition, exercise or exchange of Rights or New Shares (including any Rump Shares) by an investor that is a citizen or resident of the United States, a corporation organized under the laws of the United States or any political subdivision thereof, or any other person subject to U.S. federal income tax on a net income basis in respect of Rights or the New Shares (a “U.S. Holder”). This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations, published rulings and court decisions, all as of the date hereof. These laws are subject to change, possibly with retroactive effect, and to different interpretations. ArcelorMittal has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary does not purport to discuss all aspects of U.S. federal income taxation which may be relevant to the particular circumstances of investors, or that may be relevant to a particular investor’s decision to acquire, exercise or dispose of Rights or New Shares. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to investors subject to special tax rules, such as financial institutions, insurance companies, dealers in securities or currencies, traders in securities or currencies electing to mark their positions to market, regulated investment companies, U.S. expatriates, tax exempt organizations, partnerships or entities taxed as partnerships or partners therein, investors whose functional currency is not the U.S. dollar, investors who directly or indirectly own 10 percent or more of ArcelorMittal’s voting power, investors liable for the alternative minimum tax or investors holding Rights or New Shares as part of a position in a “straddle” or as part of a hedging transaction, wash sale, constructive sale or conversion transaction for U.S. federal income tax purposes. In addition, this summary does not discuss any foreign, state or local tax considerations, Medicare tax or any aspect of U.S. federal tax law, other than income taxation. This summary applies only to investors that acquire Rights in this offering or in the secondary market, and to investors that acquire New Shares pursuant to an exercise of Rights or, in respect of New Shares that are Rump Shares, pursuant to a private placement or international offering (the “Share Placement”). Further, this summary applies only to investors that hold such Rights and New Shares as “capital assets” (generally, property held for investment) within the meaning of the Code.

Except where specifically described below, this discussion assumes that ArcelorMittal is not a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. See “—Passive Foreign Investment Company (“PFIC”) Status”. Investors should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of receiving, acquiring, owning, exercising and disposing of Rights or of acquiring, owning and disposing of New Shares in their particular circumstances.

Taxation of Rights

Receipt of Rights in the Offering

A U.S. Holder’s receipt of Rights pursuant to the offering should be treated as a non-taxable distribution with respect to the U.S. Holder’s existing ordinary shares (“Existing Shares”) for U.S. federal income tax purposes. The remainder of this disclosure assumes such treatment. However, this conclusion is not free from doubt, and it is possible that the IRS may take a contrary view and require a U.S. Holder to include in income the fair market value of Rights on the date of their distribution.

If the fair market value of the Rights a U.S. Holder receives equals 15% or more of the fair market value of its Existing Shares on the date of distribution of the Rights, then, except as discussed below under “—Rights that Expire Unexercised,” the U.S. Holder must allocate its basis in its Existing Shares between the Existing Shares and the Rights in proportion to their relative fair market values as determined on the date the Rights are distributed. On the other hand, if the fair market value of the Rights received by a U.S. Holder equals less than 15% of the fair market value of the U.S. Holder’s Existing Shares on the date of distribution of the Rights, the Rights will be allocated a zero basis for U.S. federal income tax purposes, unless such U.S. Holder affirmatively elects to allocate basis between its Existing Shares and the Rights in proportion to their relative fair market values as determined on the date of distribution. If a U.S. Holder chooses to allocate basis between its Existing Shares and the Rights, it must make this election in its tax return for the taxable year in which it receives the Rights. The election is irrevocable once made.

Purchase of Rights in the Secondary Market

If a U.S. Holder acquires its Rights in the secondary market, then its tax basis in those Rights will generally equal the U.S. dollar value of the purchase price for such Rights on the date of purchase, or, in the case of Rights traded on an established securities market that are purchased by a cash basis U.S. Holder or by an accrual basis U.S. Holder that so elects, on the settlement date for the purchase.

The U.S. Holder also may have exchange gain or loss as a result of disposing of foreign currency to purchase the Rights. If an accrual basis U.S. Holder makes the election described above, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

Exercise of Rights

A U.S. Holder will not realize gain or loss on the exercise of a Right. A U.S. Holder that receives New Shares by exercising its Rights will have a tax basis in the New Shares so acquired equal to the U.S. dollar value of the subscription price (including any additional amounts paid to the New York Rights Agent pursuant to a deficiency notice, and minus any amounts received from the New York Rights Agent as a refund) determined at the spot rate of exchange on the date of exercise, plus its basis in the Rights so exercised, if any. A U.S. Holder’s holding period in such New Shares generally will begin on the date the Rights are exercised.

The U.S. Holder also may have exchange gain or loss as a result of disposing of foreign currency to exercise the Rights.

Sale, Exchange or Other Taxable Disposition of Rights

If a U.S. Holder sells or otherwise disposes of its Rights, the U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that the U.S. Holder realizes (as described more fully below) and its tax basis in its Rights, if any, determined in U.S. dollars. Such gain or loss generally will be long-term capital gain or loss if the Rights are deemed held for more than one year (potentially subject to the discussion below under “—Taxation of New Shares—Passive Foreign Investment Company (“PFIC”) Status”). A long-term capital gain realized by a U.S. Holder that is an individual generally is subject to taxation at reduced rates. If a U.S. Holder received Rights in the offering, its holding period in the Rights will include the holding period in the Existing Shares with respect to which the Rights were distributed. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

The amount realized on a sale or other disposition of Rights for an amount in a currency other than the U.S. dollar will be the U.S. dollar value of the foreign currency amount on the date of sale or disposition, or in the case of Rights traded on an established securities market that are sold by a cash basis U.S. Holder or an accrual basis U.S. Holder that so elects, will be based on the exchange rate in effect on the settlement date for the sale. If an accrual basis U.S. Holder makes this election, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

Rights that Expire Unexercised

If the Rights were obtained by a U.S. Holder in a distribution with respect to the U.S. Holder’s Existing Shares, but expire unexercised, then the U.S. Holder will not realize gain or loss. In addition, the tax basis of the U.S. Holder’s corresponding Existing Shares will be the same as they were prior to the receipt of the Rights pursuant to the offering.

If the Rights were purchased by a U.S. Holder in the secondary market, and such Rights expire unexercised, then the U.S. Holder will realize a loss equal to its tax basis in such Rights. The loss will generally be treated as a capital loss. The deductibility of capital losses is subject to limitations.

U.S. Holders should consult their own tax advisers with respect to the U.S. federal income tax treatment of any losses realized when their Rights expire, including the deductibility of such losses.

Taxation of New Shares

Taxation of Distributions

Cash distributions made by ArcelorMittal in respect of New Shares will constitute a taxable dividend when such distribution is actually or constructively received, to the extent the distribution is paid out of the current or accumulated earnings and profits of ArcelorMittal (as determined under U.S. federal income tax principles). The amount of any distribution will include the amount of any applicable withholding tax. To the extent the amount of any distribution received by a U.S. Holder in respect of New Shares exceeds the current or accumulated earnings and profits of ArcelorMittal, the distribution (1) will be treated as a non-taxable return of the U.S. Holder’s adjusted tax basis in those New Shares and (2) thereafter will be treated as U.S.-source capital gain. Because ArcelorMittal does not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends.

The U.S. dollar amount of a taxable dividend generally will be included in the gross income of a U.S. Holder as ordinary income derived from sources outside the United States for U.S. foreign tax credit purposes, and generally will be passive category income for purposes of the foreign tax credit limitation. Dividends paid in euro will be included in a U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date the dividend is received. A recipient of ArcelorMittal dividends that converts the euro it receives to dollars upon receipt generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. Fluctuations in the U.S. dollar-euro exchange rate between the date that a U.S. Holder receives a dividend and the date that the U.S. Holder receives any related refund of withholding tax may give rise to foreign currency gain or loss. Such gain or loss will generally be treated as ordinary income or loss for U.S. tax purposes. Dividends paid by ArcelorMittal will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from U.S. corporations.

Subject to certain exceptions for short-term or hedged positions, taxable dividends received by certain non-corporate U.S. Holders (including individuals) with respect to the New Shares will be subject to U.S. federal income taxation at rates that are lower than the rates applicable to ordinary income if the dividends represent “qualified dividend income”. Dividends paid on the New Shares will be treated as qualified dividend income if ArcelorMittal is not a PFIC in the year in which the dividend was paid or in the year prior thereto. As discussed further below, ArcelorMittal believes that it was not a PFIC for U.S. federal income tax purposes with respect to its 2015 taxable year, and ArcelorMittal does not expect to become a PFIC in 2016 or in the foreseeable future. See “—Passive Foreign Investment Company (“PFIC”) Status”.

Subject to the limitations and conditions provided in the Code and the applicable U.S. Treasury Regulations, a U.S. Holder of New Shares may be able to claim a foreign tax credit against its U.S. federal income tax liability in respect of any foreign income taxes withheld at the appropriate rate applicable to the U.S. Holder from a dividend paid by ArcelorMittal to such U.S. Holder and paid to the applicable foreign government. Alternatively, the U.S. Holder may deduct such foreign income taxes from its U.S. federal taxable income, provided that the U.S. Holder elects to deduct rather than credit all foreign income taxes for the relevant taxable year. The rules with respect to foreign tax credits are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sales, Exchanges, or Other Dispositions of New Shares

Sales or other taxable dispositions by U.S. Holders of New Shares (including any New Shares sold by the New York Rights Agent on the U.S. Holder’s behalf) generally will give rise to gain or loss equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in such New Shares. A U.S. Holder that acquires New Shares in the Share Placement generally will have an initial tax basis in each New Share equal to its U.S. dollar cost to the U.S. Holder. See “—Exercise of Rights”, above, for purposes of calculating a U.S. Holder’s tax basis in the New Shares acquired pursuant to an exercise of Rights.

In general, gain or loss recognized on the sale or exchange of New Shares will be capital gain or loss and, if the U.S. Holder’s holding period for such New Shares exceeds one year, will be long-term capital gain or loss. Certain U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deduction of capital losses against ordinary income is subject to limitations under the Code.

Passive Foreign Investment Company (“PFIC”) Status

Special U.S. federal income tax rules apply to U.S. Holders owning stock of a PFIC. ArcelorMittal believes that it was not a PFIC for U.S. federal income tax purposes with respect to its 2015 taxable year, and ArcelorMittal does not expect to become a PFIC for its 2016 taxable year or in the foreseeable future. This conclusion is based upon an annual analysis of its financial position and an interpretation of the PFIC provisions that ArcelorMittal believes is correct. No assurances can be made, however, that the applicable tax law or relevant factual circumstances will not change in a manner that affects the determination of ArcelorMittal’s PFIC status. If, contrary to the foregoing, ArcelorMittal were classified as a PFIC for any taxable year during which a U.S. Holder owned ordinary shares (or Rights), a U.S. Holder of New Shares (or Rights) would be subject to an increased tax liability upon the gain realized on a sale or other taxable disposition of New Shares (or Rights) or upon the receipt of certain distributions treated as “excess distributions”, and the amount of income tax on any gains or excess distributions would be increased by an interest charge to compensate for tax deferral. In addition, if ArcelorMittal were a PFIC and its shares constitute “marketable stock”, a U.S. Holder may elect to be taxed annually on a mark-to-market basis with respect to its New Shares and potentially mitigate the adverse tax consequences. U.S. Holders should consult their tax advisors as to the availability and consequences of a mark-to-market election with respect to their shares of ArcelorMittal.

Backup Withholding and Information Reporting

The payment of proceeds received upon the sale, exchange or redemption of New Shares by U.S. Holders within the United States (or through certain U.S.-related financial intermediaries), and dividends on New Shares paid to U.S. Holders in the United States (or through certain U.S.-related financial intermediaries), will be subject to information reporting and may be subject to backup withholding unless the U.S. Holder (1) is a exempt recipient or (2) in the case of backup withholding, provides an IRS Form W-9 (or an acceptable substitute form) that contains the U.S. Holder’s taxpayer identification number and that certifies that no loss of exemption from backup withholding has occurred.

Backup withholding is not an additional tax. The amount of backup withholding imposed on a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability, if any, or as a refund, so long as the required information is properly furnished to the IRS.

Luxembourg Taxation

The following is a summary addressing certain material Luxembourg tax consequences that are likely to be relevant to investors in respect of the allocation of Rights and the sale or exercise of the Rights as well as in respect of the subscription, ownership and disposition of New Shares.

This summary does not purport to address all material tax considerations that may be relevant to an investor. This summary also does not take into account the specific circumstances of particular investors some of which may be subject to special tax rules such as investment funds. This summary is based on Luxembourg laws, regulations, tax practice and applicable tax treaties as in effect on the date hereof, all of which are subject to amendments or changes in interpretation, possibly with retroactive effect. Investors should consult their own tax advisers as to the particular tax consequences, under the tax laws of the country of which they are residents for tax purposes of the allocation, exercise or sale of the Rights and the ownership or disposition of New Shares.

As used herein, a “Luxembourg resident individual” means an individual resident in Luxembourg who is subject to personal income tax (impôt sur le revenu) on his or her worldwide income from Luxembourg or foreign sources, and a “Luxembourg company” means a company or another entity resident in Luxembourg subject to corporate income tax (impôt sur le revenu des collectivités) and municipal business tax (impôt commercial communal) on its worldwide income from Luxembourg or foreign sources. A Luxembourg company may further be subject to net wealth tax (impôt sur la fortune), as well as other duties, levies or taxes. For purposes of this summary, Luxembourg individuals and Luxembourg companies are collectively referred to as “Luxembourg holders” or “resident holders”. A “non-Luxembourg holder” or “non-resident holder” means any holder of shares and/or Rights other than a Luxembourg holder.

Holders of Rights

Allocation and exercise of Rights

Under the Luxembourg tax laws currently in effect, the issue and allocation of Rights to, and the exercise of Rights by, the holders of ArcelorMittal shares does not constitute a taxable income for resident and non-resident holders.

Sale of Rights

Luxembourg resident individual holders

According to case law of the Luxembourg Administrative Court of Appeal, the sale by a shareholder of Rights allocated to such shareholder is assimilated to a partial disposal of such shareholder’s existing shareholding in ArcelorMittal.

As a result, capital gains realized on the sale of Rights allocated to a Luxembourg resident individual shareholder, who acts in the course of management of his/her private wealth, will therefore only be taxable if the sale of such Rights takes place within the first six months following the acquisition of the shares in ArcelorMittal with respect to which those Rights were allocated.

Capital gains realized by Luxembourg resident individual holders who act in the course of management of their private wealth on the sale of Rights purchased after their allocation will be subject to income tax.

Capital gains realized on the sale of Rights by Luxembourg resident individual holders, who act in the course of their professional or business activity, will be subject to income tax and municipal business tax.

Luxembourg resident corporate holders

For Luxembourg companies which do not benefit from a special tax regime and subject to the next paragraph, capital gains realized on the sale of Rights will be subject to corporate income tax and municipal business tax. The combined rate for these two taxes (including an unemployment fund contribution of 7%) is 29.22% for Luxembourg companies with registered office in Luxembourg City.

According to case law of the Luxembourg Administrative Court of Appeal, capital gains realized by Luxembourg companies not subject to a special tax regime, on the sale of Rights allocated to them may benefit from the full exemption provided for by the Grand Ducal Decree of December 21, 2001, as amended, subject to fulfillment of the conditions set out therein.

Non-resident holders

An individual or corporate non-resident holder of Rights who/which realizes a gain on the sale thereof (and who/which does not have a permanent establishment or a permanent representative in Luxembourg to which the Rights would be attributable) will not be subject to Luxembourg taxation on capital gains arising upon the sale of such Rights.

A corporate non-resident holder of Rights, which has a permanent establishment or a permanent representative in Luxembourg to which the Rights would be attributable, will bear corporate income tax and municipal business tax on the gain realized on the sale of such Rights or be exempted therefrom under the same conditions as are applicable to a Luxembourg company, as described above.

Holders of New Shares

Luxembourg Withholding Tax on Dividends Paid on New Shares

Dividends distributed by ArcelorMittal will in principle be subject to Luxembourg withholding tax at the rate of 15%.

Luxembourg resident corporate holders

No dividend withholding tax applies on dividends paid by ArcelorMittal to a Luxembourg company (that is, a fully taxable entity within the meaning of Article 159 of the Luxembourg Income Tax Law) holding New Shares (or a Luxembourg permanent establishment/representative of a qualifying foreign entity to which the New Shares are attributable), which meets the qualifying participation test (that is, per article 147 of the Luxembourg Income Tax Law, a shareholding in ArcelorMittal of at least 10% or having an acquisition cost of at least EUR 1.2 million held for a minimum one year holding period, provided that in case of a shorter holding period at the time of payment, the withholding tax will be due but can be re-claimed after completion of the minimum one year period). If such exemption from dividend withholding tax does not apply, a Luxembourg company may be entitled to a tax credit.

Luxembourg resident individual holders

Luxembourg withholding tax on dividends paid by ArcelorMittal to a Luxembourg resident individual holder may entitle such Luxembourg holder to a tax credit for the tax withheld.

Non- resident holders

Non-resident holders of New Shares who have held a shareholding in ArcelorMittal representing at least 10% of ArcelorMittal’s share capital (or shares with an acquisition cost of at least EUR 1.2 million) for an uninterrupted period of at least 12 months may benefit from an exemption from the dividend withholding tax (or in case of a qualifying shareholding held for a shorter period at the time of payment, the holder may re-claim the dividend withholding tax after completion of the minimum one year period) if they are: (i) entities which fall within the scope of Article 2 of the European Council Directive 2011/96/EU, as amended (the “EU Parent-Subsidiary Directive”) and which are not excluded to benefit from the EU Parent-Subsidiary Directive under its mandatory general anti-avoidance rule (“GAAR”) in each case as implemented in Luxembourg, or (ii) corporates subject to a tax comparable to Luxembourg corporate income tax and which are resident of a country having concluded a double tax avoidance treaty with Luxembourg, or (iii) corporates subject to a tax comparable to Luxembourg corporate income tax and which are resident in a State being part of the European Economic Area (EEA) other than a Member State of the European Union, or (iv) corporates resident in Switzerland subject to corporate income tax in Switzerland without benefiting from an exemption.

Non-resident holders of New Shares who are tax resident in a country having a double tax avoidance treaty with Luxembourg may be able to claim a reduced tax rate or a withholding tax relief under the conditions and subject to the limitations set forth in the relevant treaty. The U.S.-Luxemburg income tax treaty does not provide for reduced tax rates on dividends paid to non-resident holders who own less than 10% of the voting stock of ArcelorMittal.

Luxembourg Income Tax on Dividends Paid on New Shares and Capital Gains

Luxembourg resident individual holders

For Luxembourg individuals, income in the form of dividends or capital gains derived from the New Shares will normally be subject to individual income tax at the applicable progressive rate with a current top effective marginal rate of 44.1% including the unemployment fund contribution at the maximum rate of 9% and the temporary equalization tax of 0.5%. Such dividends may benefit from the 50% exemption set forth in Article 115(15a) of the Luxembourg Income Tax Law.

Capital gains realized on the disposal of New Shares by Luxembourg resident individual holders, who act in the course of management of their private wealth, will only be taxable if the disposal of New Shares takes place within the first six months following or before their acquisition, or if the relevant holder (alone or together with his/her spouse or registered partner and his/her underage children), directly or indirectly, holds or has held more than 10% of the ArcelorMittal shares at any time during the past five years.

Capital gains realized on the disposal of New Shares by Luxembourg resident individual holders, who act in the course of their professional or business activity, will be subject to income tax and municipal business tax.

Luxembourg resident corporate holders

For Luxembourg companies which do not benefit from a special tax regime, income in the form of dividends or capital gains derived from New Shares will be subject to corporate income tax and municipal business tax. The combined rate for these two taxes (including an unemployment fund contribution of 7%) is 29.22% for Luxembourg companies with registered office in Luxembourg City. Such dividends may benefit either from the 50% exemption set forth in Article 115(15a) of the Luxembourg Income Tax Law or from the full exemption set forth in Article 166 of the Luxembourg Income Tax Law, subject to fulfillment of the conditions set out therein.

Capital gains realized on the disposal of New Shares may benefit from the full exemption provided for by the Grand Ducal Decree of December 21, 2001, as amended, subject to fulfillment of the conditions set out therein.

Non-resident holders

An individual or corporate non-resident holder of New Shares who/which realizes a gain on disposal thereof (and who/which does not have a permanent establishment or a permanent representative in Luxembourg to which the New Shares would be attributable) will, except for certain former residents of Luxembourg, not be subject to Luxembourg taxation on capital gains arising upon disposal of such New Shares.

A corporate non-resident holder of New Shares, which has a permanent establishment or a permanent representative in Luxembourg to which the New Shares would be attributable, will bear corporate income tax and municipal business tax or in case of a non-resident company holder be exempted therefrom on dividends received and/or the gain realized on a disposal of such New Shares under the same conditions as are applicable to a Luxembourg company, as described above.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on a holder unless:

•	the holder is a Luxembourg resident that is a legal entity subject to net wealth tax in Luxembourg; or

•	New Shares are attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in Luxembourg of a non-resident entity.

Net wealth tax is levied annually at a digressive rate depending on the amount of the net wealth of the above holders, as determined for net wealth tax purposes (i.e. 0.5% on an amount up to €500 million and 0.05% on the amount of taxable net wealth exceeding €500 million).

New Shares may be exempt from net wealth tax subject to the conditions set forth by Article 60 of the Law of October 16, 1934 on the valuation of assets (Bewertungsgesetz), as amended.

Other Luxembourg Tax Considerations

Estate and Gift Tax

Luxembourg inheritance tax may be levied on the transfer of Rights or New Shares upon the death of a Luxembourg individual.

Luxembourg gift tax will be levied in the event that a gift of Rights or New Shares is made pursuant to a notarial deed signed before a Luxembourg notary.

Registration tax

No registration tax will be payable by a holder of Rights in connection with the issue, acquisition, sale or exercise of his/her/its Rights or by a holder of New Shares upon the issue, subscription or acquisition of New Shares or upon the disposal of New Shares by sale or exchange.

EXPENSES OF THE OFFERING

The following is a statement of expenses, other than underwriting discounts and commissions, in connection with the distribution of the securities registered. All amounts shown, except the SEC registration fee, are estimates.

Amount to be paid
Securities and Exchange Commission Registration Fee.	€280,000
New York Stock Exchange Listing Fee	€375,000
Other Exchange Listing and Regulatory Fees	€600,000
Agent Fees	€2,050,000
Legal Fees.	€2,735,000
Accounting Fees.	€300,000
Printing and Engraving Costs.	€20,000

Total	€6,360,000

Ordinary Shares

Rights to Purchase Ordinary Shares

This prospectus may be used to offer ordinary shares of ArcelorMittal and rights to purchase such ordinary shares, which we collectively refer to as the “securities.”

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide the specific terms of the securities being offered and the manner in which they are offered in supplements to this prospectus. The prospectus supplements will also contain the names of any selling security holders, underwriters, dealers or agents involved in the sale of the securities, together with any applicable commissions or discounts. You should read this prospectus and any accompanying prospectus supplement carefully before you invest in any of these securities.

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 5, 2016.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a shelf registration process. Under this shelf process, the securities described in this prospectus may be sold in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the terms of those securities and their offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file with or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

We are responsible for the information contained and incorporated by reference in this prospectus, any accompanying prospectus supplement and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we do not take any responsibility for any other information that others may give you.

ArcelorMittal is not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This document may only be used where it is legal to sell these securities.

You should not assume that the information contained or incorporated by reference in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our annual report on Form 20-F for the year ended December 31, 2014 (File No. 001-35788), which we filed on February 24, 2015, except for Item 18, which was amended and filed on February 26, 2015, and is referred to as our “2014 Form 20-F,” and which includes the audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2013 and 2014, and the consolidated statements of operations, other comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2012, 2013 and 2014 (the “ArcelorMittal Consolidated Financial Statements”). We also incorporate by reference the following reports furnished by us on Form 6-K and available on the SEC website:

•	Report on Form 6-K furnished on August 3, 2015, incorporating the First Half 2015 MD&A and the ArcelorMittal Condensed Consolidated Financial Statements as of and for the six months ended June 30, 2015; and

•	Report on Form 6-K furnished on February 5, 2016, incorporating the earnings release of ArcelorMittal for the fiscal year ended December 31, 2015, the table which sets out the consolidated capitalization and indebtedness of ArcelorMittal at June 30, 2015 and certain other recent developments.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the termination of the offering.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal USA LLC, 1 South Dearborn Street, 19th Floor, Chicago, IL 60603, Attention: Ms. Lisa M. Fortuna, Manager, Investor Relations, telephone number: (312)  899-3985.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet on the SEC’s website at www.sec.gov and on our web site at www.arcelormittal.com. The references above to our website and the website of the SEC are inactive textual references to the uniform resource locator (URL) and are for your reference only.

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FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, and the related prospectus supplement contain forward-looking statements based on estimates and assumptions. This prospectus and the related prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus, the related prospectus supplement or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. A detailed discussion of the principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” of the 2014 Form 20-F (Part I, Item 3D). The Company undertakes no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

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PRESENTATION OF CERTAIN INFORMATION

Definitions and Terminology

Unless indicated otherwise, or the context otherwise requires, references in this prospectus and related prospectus supplement to “ArcelorMittal,” “we,” “us,” “our” and “the Company” or similar terms are to ArcelorMittal, formerly known as Mittal Steel Company N.V. (“Mittal Steel”).

Market Information

This prospectus (including the documents incorporated by reference herein) and any related prospectus supplement include industry data and projections about our markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on ArcelorMittal’s competitive position contained in this prospectus are based primarily on public sources including, but not limited to, publications of the World Steel Association. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. We have not independently verified this data or determined the reasonableness of such assumptions. In addition, in many cases we have made statements in this prospectus (and may make statements in any related prospectus supplement) regarding our industry and our position in the industry based on internal surveys, industry forecasts and market research, as well as our own experience. While these statements are believed to be reliable, they have not been independently verified.

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ARCELORMITTAL

ArcelorMittal is the world’s largest and most global steel producer and a significant producer of iron ore and coal with production of 47.8 million tonnes of crude steel and, from own mines and strategic contracts, 31.9 million tonnes of iron ore and 3.1 million tonnes of coal in the first six months of 2015 as compared to 93.1 million tonnes of crude steel and, from own mines and strategic contracts, 77.0 million tonnes of iron ore and 7.70 million tonnes of coal in 2014. ArcelorMittal had sales of $34.0 billion and steel shipments of 43.8 million tonnes for the six months ended June 30, 2015 as compared to sales of $79.3 billion and steel shipments of 85.1 million tonnes for the year ended December 31, 2014. As of June 30, 2015, ArcelorMittal had approximately 219,000 employees.

ArcelorMittal is the largest steel producer in the Americas, Africa, and Europe and is the sixth largest steel producer in the Commonwealth of Independent States region.

ArcelorMittal has steel-making operations in 19 countries on four continents, including 56 integrated and mini-mill steel-making facilities. ArcelorMittal’s steel-making operations have a high degree of geographic diversification. In 2014, approximately 38% of its crude steel was produced in the Americas, approximately 47% was produced in Europe and approximately 15% was produced in other countries, such as Kazakhstan, South Africa and Ukraine. In addition, ArcelorMittal’s sales of steel products are spread over both developed and developing markets, which have different consumption characteristics. ArcelorMittal’s mining operations, present in North and South America, Africa, Europe and the CIS region, are integrated with its global steel-making facilities and are important producers of iron ore and coal in their own right.

ArcelorMittal produces a broad range of high-quality finished and semi-finished steel products. Specifically, ArcelorMittal produces flat steel products, including sheet and plate, and long steel products, including bars, rods and structural shapes. In addition, ArcelorMittal produces pipes and tubes for various applications. ArcelorMittal sells its steel products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 170 countries, including the automotive, appliance, engineering, construction and machinery industries. The Company also produces various types of mining products including iron ore lump, fines, concentrate and sinter feed, as well as coking, pulverized coal injection and thermal coal.

As a global steel producer, the Company is able to meet the needs of different markets. Steel consumption and product requirements clearly differ between developed markets and developing markets. Steel consumption in developed economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, the Company maintains a high degree of product diversification and seeks opportunities to increase the proportion of higher value-added products in its product mix.

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USE OF PROCEEDS

The use of proceeds from the sale of securities will be specified in the accompanying prospectus supplement relating to a particular offering.

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DESCRIPTION OF ORDINARY SHARES

This prospectus may be used to offer our ordinary shares or ordinary shares underlying any rights to purchase ordinary shares that we may offer.

Holders of our ordinary shares are entitled to certain rights and subject to certain conditions.

The description of the ordinary shares of ArcelorMittal is discussed in detail in the 2014 Form 20-F, including under “Item 10.A—Additional Information—Share Capital” and “Item 10.B—Additional Information—Memorandum and Articles of Association.”

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DESCRIPTION OF RIGHTS TO PURCHASE ORDINARY SHARES

We may offer rights to purchase ordinary shares of ArcelorMittal, which we refer to as “rights”. The applicable prospectus supplement will describe the specific terms of any such rights offering, including, as applicable:

•	the title of the rights;

•	the securities for which the rights are exercisable;

•	the exercise price for the rights;

•	the number of rights issued;

•	any other terms of the rights, including terms, procedures and limitations relating to the exercise of the rights;

•	information regarding the trading of rights, including the stock exchanges, if any, on which the rights will be listed;

•	the record date, if any, to determine who is entitled to the rights;

•	the period during which rights may be exercised;

•	the material terms of any standby underwriting arrangement we enter into in connection with the offering; and

•	if applicable, a discussion of the material U.S. federal and Luxembourg income tax considerations applicable to the issuance of the rights.

If we determine to make appropriate arrangements for rights trading, persons other than our shareholders may acquire rights as described in the prospectus supplement. We may determine to offer rights to our shareholders only or additionally to other persons as described in the applicable prospectus supplement. In the event rights are offered only to our shareholders and their rights remain unexercised, we may determine to offer the unsubscribed offered securities to persons other than our shareholders. In addition, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter or underwriters, as the case may be, will purchase any offered securities remaining unsubscribed for after the offering, as described in the prospectus supplement.

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VALIDITY OF THE SECURITIES

Unless otherwise specified in the prospectus supplement, the validity of the ordinary shares of ArcelorMittal and the due authorization of the issuance of the securities under Luxembourg law will be passed upon for ArcelorMittal by Elvinger, Hoss & Prussen, its Luxembourg counsel, and for the underwriters by Linklaters LLP. Certain matters with respect to United States federal and New York law will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Davis Polk & Wardwell London LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s annual report on Form 20-F and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte Audit S.à.r.l., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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